UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
SYMANTEC CORPORATION
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

350 Ellis Street
Mountain View, California 94043

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
To be held on:
October 25, 2011
9:00 a.m. Pacific Time

Dear Stockholder:

You are cordially invited to attend our 2011 Annual Meeting of Stockholders, which will be held at 9:00 a.m. (Pacific Time) on Tuesday, October 25, 2011, at Symantec Corporation’s offices located at 350 Ellis Street, Mountain View, California 94043. For your convenience, we are pleased to offer a live and re-playable webcast of the Annual Meeting at www.symantec.com/invest.

We are holding the Annual Meeting for the following purposes, which are more fully described in the proxy statement:

1. To elect the nine nominees named in the proxy statement to Symantec’s Board of Directors;

2. To ratify the appointment of KPMG LLP as Symantec’s independent registered public accounting firm for the 2012 fiscal year;

3. To approve an amendment to our 2000 Director Equity Incentive Plan, as amended, to increase the number of authorized shares issuable thereunder by 50,000 shares;

4. To hold an advisory vote on executive compensation;

5. To hold an advisory vote on the frequency of future advisory votes on executive compensation;

6. To consider and vote upon one stockholder proposal, if properly presented at the meeting; and

7. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record as of the close of business on August 26, 2011 are entitled to notice and to vote at the Annual Meeting or any postponement or adjournment thereof. A list of stockholders entitled to vote will be available for inspection at our offices for ten days prior to the Annual Meeting. If you would like to view this stockholder list, please contact Investor Relations at (650) 527-5523.

We are pleased to continue our practice of furnishing proxy materials over the Internet. We believe doing so allows us to provide our stockholders with the information they need, while lowering the costs of the delivery of the materials and reducing the environmental impact of printing and mailing hard copies. Stockholders who continue to receive hard copies of proxy materials may help us to reduce costs further by opting to receive future proxy materials by e-mail. To register for electronic delivery, please enroll at https://enroll1.icsdelivery.com/symc/Default.aspx.

Each share of stock that you own represents one vote, and your vote as a stockholder of Symantec is very important. For questions regarding your stock ownership, you may contact Investor Relations at (650) 527-5523 or, if you are a registered holder, our transfer agent, Computershare Investor Services, by email through their website at www.computershare.com/contactus or by phone at (877) 282-1168 (within the U.S. and Canada) or (781) 575-2879 (outside the U.S. and Canada).

BY ORDER OF THE BOARD OF DIRECTORS

Scott C. Taylor
Executive Vice President, General
Counsel and Secretary

Mountain View, California
September 1, 2011

Every stockholder vote is important. To assure that your shares are represented at the Annual Meeting, please vote over the Internet or by telephone, whether or not you plan to attend the meeting. If you received a paper proxy card and voting instructions by mail, you may vote your shares by completing, dating and signing the enclosed proxy and mailing it promptly in the postage-paid envelope provided, whether or not you plan to attend the meeting. You may revoke your proxy at any time before it is voted.

ii

SYMANTEC CORPORATION
2011 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

Information About Solicitation and Voting

The accompanying proxy is solicited on behalf of Symantec Corporation’s Board of Directors (the “Board”) for use at Symantec’s 2011 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Symantec’s offices located at 350 Ellis Street, Mountain View, California 94043 on Tuesday, October 25, 2011, at 9:00 a.m. (Pacific Time), and any adjournment or postponement thereof. We will provide a live and re-playable webcast of the Annual Meeting, which will be available on the events section of our investor relations website at www.symantec.com/invest.

Internet Availability of Proxy Materials

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about September 6, 2011, we expect to send to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) containing instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also instructs you on how to access your proxy card to vote through the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. If you previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

About the Annual Meeting

What is the purpose of the Annual Meeting?

At our Annual Meeting, stockholders will act upon the proposals described in this proxy statement. In addition, following the meeting, management will report on the performance of Symantec and respond to questions from stockholders.

What proposals are scheduled to be voted on at the Annual Meeting?

Stockholders will be asked to vote on six proposals. The proposals are:

1. The election to the Board of the nine nominees named in this proxy statement;

2. The ratification of the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the 2012 fiscal year;

3. The approval of an amendment to our 2000 Director Equity Incentive Plan, as amended, to increase the number of authorized shares issuable thereunder by 50,000 shares;

4. An advisory vote on executive compensation;

5. An advisory vote on the frequency of future advisory votes on executive compensation; and

6. To consider and vote upon a stockholder proposal regarding special stockholder meetings, if properly presented at the meeting.

What is the recommendation of the Board on each of the proposals scheduled to be voted on at the Annual Meeting?

The Board recommends that you vote FOR each of the nominees to the Board (Proposal 1), FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the 2012 fiscal year (Proposal 2); FOR the amendment to our 2000 Director Equity Incentive Plan (Proposal 3); FOR the approval of compensation to our named executive officers (Proposal 4); ONE YEAR on the frequency of future advisory votes on executive compensation (Proposal 5); and AGAINST the stockholder proposal regarding special stockholder meetings (Proposal 6).

Could other matters be decided at the Annual Meeting?

Our Bylaws require that we receive advance notice of any proposal to be brought before the Annual Meeting by stockholders of Symantec, and we have not received notice of any such proposals. If any other matter were to come before the Annual Meeting, the proxy holders appointed by the Board will have the discretion to vote on those matters for you.

Who can vote at the Annual Meeting?

Stockholders as of the record date for the Annual Meeting, August 26, 2011, are entitled to vote at the Annual Meeting. At the close of business on the record date, there were outstanding and entitled to vote 741,014,173 shares of Symantec common stock.

Stockholder of Record: Shares Registered in Your Name

If on August 26, 2011, your shares were registered directly in your name with our transfer agent, Computershare Investor Services, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote over the Internet or by telephone, or if you received paper proxy materials by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee

If on August 26, 2011, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and it has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

How do I vote?

If you are a stockholder of record, you may:

•	vote in person — we will provide a ballot to stockholders who attend the Annual Meeting and wish to vote in person;

•	vote via the Internet or via telephone — instructions are shown on your Notice of Internet Availability or proxy card; or

•	vote by mail — if you received a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the Annual Meeting in the envelope provided.

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on October 24, 2011. Submitting your proxy, whether via the Internet, by telephone or by mail if you received a paper proxy card, will not affect your right to vote at the Annual Meeting should you decide to attend the meeting.

If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the Annual Meeting if you have already voted by proxy.

What is the quorum requirement for the Annual Meeting?

A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

How are abstentions and broker non-votes treated?

Abstentions (shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present, and have no effect on the election of directors or on the advisory vote on the frequency of future advisory votes on executive compensation. With respect to the advisory vote on the frequency of future advisory votes on executive compensation, abstentions will not be counted in determining the number of votes cast for any of the frequency options (one year, two years or three years). For the purpose of determining whether the stockholders have approved all other matters, abstentions have the same effect as an “against” vote.

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner, or (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present, and have no effect on the matters voted upon. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the election of directors, nor will the broker be authorized to vote on Proposal nos. 3- 6. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.

What is the vote required for each proposal?

The votes required to approve each proposal are as follows:

•	Proposal No. 1. Each director must be elected by a majority of the votes cast, meaning the votes “FOR” a director must exceed the number of votes “AGAINST” a director.

•	Proposal Nos. 2, 3, 4 and 6. Approval of each of Proposals 2, 3, 4 and 6 requires the affirmative “FOR” vote of a majority of the shares entitled to vote on these proposals at the Annual Meeting present in person or represented by proxy.

•	Proposal No. 5. The frequency (every one year, two years or three years) receiving the greatest number of votes will be considered the frequency recommended by stockholders.

What if I return a proxy card but do not make specific choices?

All proxies will be voted in accordance with the instructions specified on the proxy card. If you received a Notice of Internet Availability, please follow the instructions included on the notice on how to access your proxy card and vote over the Internet or by telephone. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our Board stated above.

If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the meeting.

Who is paying for this proxy solicitation?

Symantec is paying the costs of the solicitation of proxies. We have retained Georgeson Shareholder Communications, Inc. to help us solicit proxies from brokers, bank nominees and other institutions for a fee of $17,500, plus reasonable out-of-pocket expenses. We will also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. In addition, our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail, or otherwise. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur.

What does it mean if I receive more than one proxy card or Notice of Internet Availability?

If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability on how to access each Proxy card and vote each proxy card over the Internet or by telephone. If you received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.

How can I change my vote after submitting my proxy?

A stockholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Corporate Secretary of Symantec (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again over the Internet or by telephone; or

•	attending and voting at the Annual Meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

How can I get electronic access to the proxy materials?

The Notice of Internet Availability will provide you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting over the Internet; and

•	instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings of stockholders on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Where can I find the voting results?

The preliminary voting results will be announced at the Annual Meeting and posted on our website at www.symantec.com/invest. The final results will be tallied by the inspector of elections and filed with the U.S. Securities and Exchange Commission (SEC) in a current report on Form 8-K within four business days of the Annual Meeting.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

Symantec is strongly committed to good corporate governance practices. These practices provide an important framework within which our Board and management can pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Standards

Our Corporate Governance Standards generally specify the distribution of rights and responsibilities of the Board, management and stockholders, and detail the rules and procedures for making decisions on corporate affairs. In general, the stockholders elect the Board and vote on certain extraordinary matters; the Board is responsible for the general governance of the Company, including selection of key management; and management is responsible for running the day-to-day operations of the Company.

Our Corporate Governance Standards are available on the Investor Relations section of our website, which is located at www.symantec.com/invest, by clicking on “Company Charters,” under “Investor Resources.” The Corporate Governance Standards are reviewed at least annually by our Nominating and Governance Committee, and changes are recommended to our Board for approval as appropriate. The fundamental premise of our board-level corporate governance standards is the independent nature of our Board and its responsibility to our stockholders.

Code of Conduct and Code of Ethics

We have adopted a code of conduct that applies to all of our Board members, officers and employees. We have also adopted a code of ethics for our Chief Executive Officer and senior financial officers, including our principal financial officer and principal accounting officer. Our Code of Conduct and Code of Ethics for Chief Executive Officer and Senior Financial Officers are posted on the Investor Relations section of our website located at www.symantec.com/invest, by clicking on “Company Charters,” under “Investor Resources.” Any amendments or waivers of our Code of Conduct and Code of Ethics for Chief Executive Officer and Senior Financial Officers pertaining to a member of our Board or one of our executive officers will be disclosed on our website at the above-referenced address.

Majority Vote Standard and Director Resignation Policy

Our Bylaws and Corporate Governance Standards provide for a majority voting standard for the election of directors. Under the majority vote standard, each nominee must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote at any meeting for the election of directors at which a quorum is present. A “majority of the votes cast” means the votes cast “for” a nominee’s election must exceed the votes cast “against” that nominee’s election. A plurality voting standard will apply instead of the majority voting standard if: (i) a stockholder has provided us with notice of a nominee for director in accordance with our Bylaws; and (ii) that nomination has not been withdrawn as of 10 days before we first deliver proxy materials to stockholders.

To effectuate this policy with regard to incumbent directors, the Board will not nominate an incumbent director for re-election unless prior to such nomination the director has agreed to promptly tender a resignation if such director fails to receive a sufficient number of votes for re-election at the stockholder meeting with respect to which such nomination is made. Such resignation will be effective upon the earlier of (i) the Board’s acceptance of such resignation or (ii) the 90th day after certification of the election results of the meeting; provided, however, that prior to the effectiveness of such resignation the Board may reject such resignation and permit the director to withdraw such resignation.

If an incumbent director fails to receive the required vote for re-election, the Nominating and Governance Committee shall act on an expedited basis to determine whether to recommend acceptance or rejection of the director’s resignation and will submit such recommendation for prompt consideration by the Board. The Board intends to act promptly on the Committee’s recommendation and will decide to accept or reject such resignation and publicly disclose its decision within 90 days from the date of certification of the election results. The Nominating and Governance Committee and the Board may consider such factors they deem relevant in deciding whether to accept or reject a resignation tendered in accordance with this policy. The Board expects a director whose resignation is under consideration to abstain from participating in any decision regarding the resignation.

Stock Ownership Guidelines

It is the policy of the Board that our directors and officers interests align with those of our stockholders. In furtherance of this policy, our Board adopted stock ownership guidelines to better align our directors’ interests with those of our stockholders. Details of our directors’ stock ownership guidelines are disclosed under Director Compensation on page 16, and details of our executive officers’ stock ownership guidelines are disclosed under Stock Ownership Requirements on page 46. The Nominating and Governance Committee oversees the establishment of the ownership standards.

Separate Chairman and CEO

Although our Board does not have a policy on whether the roles of Chief Executive Officer and Chairman should be separate, the positions did separate in April 2009 upon Enrique Salem’s appointment as President and CEO and John W. Thompson’s continuation as Chairman. We will maintain separate roles after Mr. Thompson’s departure immediately prior to the Annual Meeting as discussed below. Our Board has appointed Stephen M. Bennett to the position of Chairman effective as of Mr. Thompson’s departure and contingent upon being re-elected by the Company’s stockholders at the Annual Meeting.

Lead Independent Director

The Lead Independent Director of the Board was chosen by the independent directors of the Board, and had the general responsibility to preside at all meetings of the Board when the Chairman was not present and executive sessions of the Board without management present. Robert S. Miller has served as the Lead Independent Director since April 22, 2003. Effective immediately after the Annual Meeting, and assuming that Mr. Bennett is re-elected by the Company’s stockholders at the Annual Meeting, the position of Lead Independent Director will no longer exist due to our independent director, Mr. Bennett, assuming the Chairman role.

Board Independence

It is the policy of the Board and NASDAQ’s rules require listed companies to have a board of directors with at least a majority of independent directors, as defined under NASDAQ’s Marketplace Rules. Currently, each member of our Board, other than our Chief Executive Officer, Enrique Salem, and our Chairman of the Board, John W. Thompson, is an independent director and all standing committees of the Board are composed entirely of independent directors, in each case under NASDAQ’s independence definition. The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with the Company. In addition, the Board has made a subjective determination as to each independent director that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and the Company with regard to each director’s business and other activities as they may relate to Symantec and our management. Based on this review and consistent with our independence criteria, the Board has affirmatively determined that the following directors are independent: Stephen M. Bennett, Michael A. Brown, William T. Coleman, Frank E. Dangeard, Geraldine B. Laybourne, David L. Mahoney, Robert S. Miller, Daniel H. Schulman, and V. Paul Unruh.

Change in Director Occupation

Our Corporate Governance Standards include a policy that our Board should consider whether a change in any director’s professional responsibilities directly or indirectly impacts that person’s ability to fulfill his or her directorship obligations. To facilitate the Board’s consideration, all directors shall submit a resignation as a matter of course upon retirement, a change in employer, or other significant change in their professional roles and responsibilities. Such resignation may be accepted or rejected in the discretion of the Board.

Outside Advisors

The Board and its committees are free to engage independent outside financial, legal and other advisors as they deem necessary to provide advice and counsel on various topics or issues, at Symantec’s expense, and are provided full access to our officers and employees.

Board and Committee Effectiveness

It is important to Symantec that our Board and its committees are performing effectively and in the best interests of Symantec and its stockholders. An evaluation of the Board’s and its committees’ operations and performance is conducted annually by the Nominating and Governance Committee. Changes are recommended by the Nominating and Governance Committee for approval by the full Board as appropriate.

Board’s Role in Risk Oversight

The Board executes its risk management responsibility directly and through its committees. The Audit Committee has primary responsibility for overseeing the Company’s enterprise risk management process. The Audit Committee receives updates and discusses individual and overall risk areas during its meetings, including the Company’s financial risk assessments, risk management policies and major financial risk exposures and the steps management has taken to monitor and control such exposures. The Compensation Committee oversees risks associated with our compensation policies and practices with respect to both executive compensation and compensation generally. The Compensation Committee receives reports and discusses whether Symantec’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

The Board is kept abreast of its committees’ risk oversight and other activities via reports of the committee chairmen to the full Board during the Board meetings.

Board Structure and Meetings

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time. The Board held a total of eleven meetings during the fiscal year ended April 1, 2011. During this time, no directors attended fewer than 75% of the aggregate of the total number of meetings held by the Board and the total number of meetings held by all committees of the Board on which such director served (during the period which such director served).

Agendas and topics for board and committee meetings are developed through discussions between management and members of the Board and its committees. Information and data that is important to the issues to be considered are distributed in advance of each meeting. Board meetings and background materials focus on key strategic, operational, financial, governance and compliance matters applicable to us, including the following:

•	Reviewing annual and longer-term strategic and business plans;

•	Reviewing key product, industry and competitive issues;

•	Reviewing and determining the independence of our directors;

•	Reviewing and determining the qualifications of directors to serve as members of committees, including the financial expertise of members of the Audit Committee;

•	Selecting and approving director nominees;

•	Selecting, evaluating and compensating the Chief Executive Officer;

•	Reviewing and discussing succession planning for the senior management team, and for lower management levels to the extent appropriate;

•	Reviewing and approving material investments or divestitures, strategic transactions and other significant transactions that are not in the ordinary course of business;

•	Evaluating the performance of the Board;

•	Overseeing our compliance with legal requirements and ethical standards; and

•	Overseeing our financial results.

Executive Sessions

After each regularly scheduled Board meeting, the independent members of our Board hold a separate closed meeting, referred to as an “executive session.” These executive sessions are used to discuss such topics as the independent directors deem necessary or appropriate. At least annually, the independent directors will hold an executive session to evaluate the Chief Executive Officer’s performance and compensation. To date, executive sessions of the Board have been generally led by the Lead Independent Director. Effective immediately after the Annual Meeting, and assuming that Mr. Bennett is re-elected by the Company’s stockholders at the Annual Meeting, the position of Lead Independent Director will no longer exist and thereafter, executive sessions will be generally led by our Chairman.

Succession Planning

Our Board recognizes the importance of effective executive leadership to Symantec’s success, and meets to discuss executive succession planning at least annually.

BOARD COMMITTEES AND THEIR FUNCTIONS

There are three primary committees of the Board: the Audit Committee, Compensation Committee and Nominating and Governance Committee. The Board has delegated various responsibilities and authorities to these different committees, as described below and in the committee charters. The Board committees regularly report on their activities and actions to the full Board. Each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee was appointed by the Board. Each of the Board committees has a written charter approved by the Board and available on our website at www.symantec.com/invest, by clicking on “Company Charters,” under “Investor Resources.”

Audit Committee

Members:	William T. Coleman III Frank E. Dangeard David L. Mahoney Robert S. Miller V. Paul Unruh (Chair)

Number of Meetings in Fiscal Year 2011:	8

Independence:	Each member is an independent director as defined by current NASDAQ listing standards for Audit Committee membership.

Functions:	To oversee our accounting and financial reporting processes and the audits of our financial statements, including oversight of our systems of internal controls and disclosure controls and procedures, compliance with legal and regulatory requirements, internal audit function and the appointment and compensation of our independent registered public accounting firm;

To review and evaluate the independence and performance of our independent registered public accounting firm; and

To facilitate communication among our independent registered public accounting firm, our financial and senior management and our Board.

Financial Experts:	Our Board has unanimously determined that all Audit Committee members are financially literate under current NASDAQ listing standards, and at least one member has financial sophistication under NASDAQ listing standards. In addition, our Board has unanimously determined that V. Paul Unruh qualifies as an “audit committee financial expert” under SEC rules and regulations. Mr. Unruh is independent as defined by current NASDAQ listing standards for Audit Committee membership. Designation as an “audit committee financial expert” is an SEC disclosure requirement and does not impose any additional duties, obligations or liability on any person so designated.

Compensation Committee

Members:	Stephen M. Bennett Michael A. Brown Geraldine B. Laybourne David L. Mahoney Daniel H. Schulman (Chair)

Number of Meetings in Fiscal Year 2011:	7

Independence:	Each member is an independent director as defined by current NASDAQ listing standards.

Functions:	To review and recommend to the independent directors of our Board all compensation arrangements for our Chief Executive Officer;

To review and approve all compensation arrangements for our other executive officers;

To review the overall strategy for employee compensation including review of compensation-related risk management;

To administer our equity incentive plans;

To review and recommend to the Board compensation for non-employee members of the Board; and

To review and discuss with management the Company’s disclosures under the caption “Compensation Discussion & Analysis” for use in our proxy statements and reports filed with the SEC.

The Compensation Committee has retained Mercer, an outside consulting firm, to provide advice and ongoing recommendations on executive compensation matters. The Compensation Committee consulted with Mercer on certain executive compensation matters during fiscal year 2011. As the Compensation Committee requested and to assist the Compensation Committee as it made decisions with respect to compensation matters, Mercer provided certain qualitative and quantitative information regarding compensatory practices in the market for executive talent, analyzed existing Symantec executive compensation arrangements, and was available to the Compensation Committee to provide technical and other information it requested in connection with performing its function throughout the fiscal year 2011. Mercer’s role during fiscal year 2011 is further discussed in the Compensation Discussion & Analysis section.

Nominating and Governance Committee

Members:	Michael A. Brown (Chair) Frank E. Dangeard Robert S. Miller Daniel H. Schulman V. Paul Unruh

Number of Meetings in Fiscal Year 2011:	4

Independence:	Each member is an independent director as defined by current NASDAQ listing standards.

Functions:	To identify, consider and nominate candidates for membership on our Board;

To develop, recommend and evaluate corporate governance standards and a code of business conduct and ethics applicable to our Company;

To implement and oversee a process for evaluating our Board, Board committees (including the Nominating and Governance Committee) and oversee our Board’s evaluation of our Chief Executive Officer;

To make recommendations regarding the structure and composition of our Board and Board committees; and

To advise the Board on corporate governance matters.

DIRECTOR NOMINATIONS AND COMMUNICATION WITH DIRECTORS

Criteria for Nomination to the Board

The Nominating and Governance Committee will consider candidates submitted by Symantec stockholders, as well as candidates recommended by directors and management, for nomination to the Board. The Nominating and Governance Committee has generally identified nominees based upon suggestions by outside directors, management and executive recruiting firms. The goal of the Nominating and Governance Committee is to assemble a Board that offers a diverse portfolio of perspectives, backgrounds, experiences, knowledge and skills derived from high-quality business and professional experience. The Nominating and Governance Committee annually reviews the appropriate skills and characteristics required of directors in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders.

The key attributes, experience and skills we consider important for our directors in light of our current business and structure are:

•	Leadership Experience. Directors who have served in senior leadership positions are important to us, because they bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational and policy issues at a senior level.

•	Public Company Board Experience. Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors; the relations of a board to the CEO and other management personnel; the importance of particular agenda and oversight matters; and oversight of a changing mix of strategic, operational, and compliance-related matters.

•	Mergers and Acquisitions (M&A) Experience. Directors who have a background in M&A transactions can provide insight into developing and implementing strategies for growing our business through combination with other organizations.

•	Financial Expertise. Knowledge of financial markets, financing operations, and accounting and financial reporting processes is important because it assists our directors in understanding, advising, and overseeing Symantec’s capital structure, financing and investing activities, financial reporting, and internal control of such activities.

•	Industry and Technology Expertise. Since we are a technology and software provider, education or experience in relevant technology is useful in understanding our research and development efforts, competing technologies, the various products and processes that we develop, and the market segments in which we compete.

•	Global Expertise. We are a global organization with offices in many countries. Directors with global expertise can provide a useful business and cultural perspective regarding many significant aspects of our business.

•	Legal Expertise. Directors who have legal education and experience can assist the Board in fulfilling its responsibilities related to the oversight of Symantec’s legal and regulatory compliance.

Process for Identifying and Evaluating Nominees

The Nominating and Governance Committee considers candidates by first evaluating the current members of the Board who intend to continue in service, balancing the value of continuity of service with that of obtaining new perspectives, skills and experience. If the Nominating and Governance Committee determines that an opening exists, it identifies the desired skills and experience of a new nominee, including the need to satisfy rules of the SEC and NASDAQ.

The Nominating and Governance Committee generally will evaluate each candidate based on the extent to which the candidate contributes to the range of talent, skill and expertise appropriate for the Board generally, as well as the candidate’s integrity, business acumen, diversity, availability, independence of thought, and overall ability to represent the interests of Symantec’s stockholders. The Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. Although the Nominating and Governance Committee uses these and other criteria as appropriate to evaluate potential nominees, it has no stated minimum criteria for nominees. In addition, we do not have a formal written policy with regard to the consideration of diversity in identifying candidates; however, as discussed above, diversity is one of the numerous criteria the Nominating and Governance Committee reviews before recommending a candidate. We have from time to time engaged, for a fee, a search firm to identify and assist the Nominating and Governance Committee with identifying, evaluating and screening Board candidates for Symantec and may do so in the future.

Stockholder Proposals for Nominees

The Nominating and Governance Committee will consider potential nominees properly submitted by stockholders. Stockholders seeking to do so should provide the information set forth in our corporate Bylaws regarding director nominations. The Nominating and Governance Committee will apply the same criteria for candidates proposed by stockholders as it does for candidates proposed by management or other directors.

To be considered for nomination by the Nominating and Governance Committee at next year’s annual meeting of stockholders, submissions by stockholders must be submitted by mail and must be received by the Corporate Secretary no later than May 9, 2012 to ensure adequate time for meaningful consideration by the Nominating and Governance Committee. Each submission must include the following information:

•	the full name and address of the candidate;

•	the number of shares of Symantec common stock beneficially owned by the candidate;

•	a certification that the candidate consents to being named in the proxy statement and intends to serve on the Board if elected; and

•	biographical information, including work experience during the past five years, other board positions, and educational background, such as is provided with respect to nominees in this proxy statement.

Information regarding requirements that must be followed by a stockholder who wishes to make a stockholder nomination for election to the Board for next year’s annual meeting is described in this proxy statement under “Additional Information — Stockholder Proposals for the 2012 Annual Meeting.”

Contacting the Board of Directors

Any stockholder who wishes to contact members of our Board may do so by mailing written communications to:

Symantec Corporation
350 Ellis Street
Mountain View, California 94043
Attn: Corporate Secretary

The Corporate Secretary will review all such correspondence and provide regular summaries to the Board or to individual directors, as relevant, will retain copies of such correspondence for at least six months, and make copies of such correspondence available to the Board or individual directors upon request. Any correspondence relating to accounting, internal controls or auditing matters will be handled in accordance with Symantec’s policy regarding accounting complaints and concerns.

Attendance of Board Members at Annual Meetings

The Board does not have a formal policy with respect to Board member attendance at our annual meetings of stockholders, as historically very few stockholders have attended our annual meeting of stockholders. Six directors attended our 2010 Annual Meeting in person, virtually or by telephone.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of eleven directors, nine of whom are nominated and standing for election at our Annual Meeting. Each director is elected to serve a one-year term, with all directors subject to annual election. On July 26, 2011, John W. Thompson notified us that he will not stand for re-election as a director when his term expires immediately prior to our Annual Meeting. William T. Coleman, a member of our Board since January 2003, has not been nominated for re-election at the Annual Meeting. The Board thanks Messrs. Thompson and Coleman for their leadership and years of service to Symantec. Effective as of the opening of the polls at our Annual Meeting, our authorized number of directors will be reduced to nine.

Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies FOR the election of each nominee named in this section. Proxies submitted to Symantec cannot be voted at the Annual Meeting for nominees other than those nominees named in this proxy statement. However, if any director nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee designated by the Board. Alternatively, the Board may reduce the size of the Board. Each nominee has consented to serve as a director if elected, and the Board does not believe that any nominee will be unwilling or unable to serve if elected as a director. Each director will hold office until the next annual meeting of stockholders and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal.

Nominees for Director

At the recommendation of the Nominating and Governance Committee, our Board has nominated the following nominees listed below to serve as directors for the term beginning at the Annual Meeting. The names of each nominee for director, their ages as of August 1, 2011, and other information about each nominee is shown below.

			Director
Nominee	Age	Principal Occupation	Since

Stephen M. Bennett	57	Director	2010
Michael A. Brown	52	Chairman of the Board, Line 6, Inc.	2005
Frank E. Dangeard	53	Managing Partner, Harcourt	2007
Geraldine B. Laybourne	64	Chairman of the Board, Alloy, Inc.	2008
David L. Mahoney	57	Director	2003
Robert S. Miller	69	Chairman of American International Group	1994
Enrique Salem	45	President and Chief Executive Officer	2009
Daniel H. Schulman	53	Group President- Enterprise Growth, American Express	2000
V. Paul Unruh	62	Director	2005

Mr. Bennett has served as a member of our Board since February 2010. Mr. Bennett was Chief Executive Officer of Intuit, Inc. from January 2000 to January 2008. Prior to Intuit, Mr. Bennett was at General Electric Corporation (GE) for 23 years. From December 1999 to January 2000, he was an executive vice president and a member of the board of directors of GE Capital, the financial services subsidiary of GE. From July 1999 to November 1999, he was President and Chief Executive Officer of GE Capital e-Business, and he was President and Chief Executive Officer of GE Capital Vendor Financial Services from April 1996 through June 1999. Mr. Bennett also serves as a director of Qualcomm and a private company. He has previously served as a director of a variety of companies, including Intuit, Inc. and Sun Microsystems, Inc. He holds a degree in finance and real estate from the University of Wisconsin.

Mr. Bennett brings to the Board extensive leadership, consumer industry and technical experience through his former role as CEO of Intuit, executive management positions at GE and service on technology boards.

Mr. Brown has served as a member of our Board since July 2005 following the acquisition of Veritas. Mr. Brown had served on the Veritas board of directors since 2003. Mr. Brown is currently the Chairman of Line 6, Inc., a provider of musical instruments, amplifiers and audio gear that incorporate digital signal processing. From 1984 until September 2002, Mr. Brown held various senior management positions at Quantum Corporation, a leader in computer storage products, and most recently as Chief Executive Officer from 1995 to 2002 and Chairman of the Board from 1998 to 2003. Mr. Brown is a member of the board of directors of Quantum Corporation and three private companies. He has previously served as a director of a variety of companies, including Digital Impact and Nektar Therapeutics. Mr. Brown holds a master’s of business administration from Stanford Business School and a bachelor’s degree from Harvard University.

Mr. Brown brings to the Board extensive leadership and software and storage management experience through his leadership and directorship roles. Also, Mr. Brown has extensive corporate governance and compensation knowledge from serving on corporate governance and compensation committees for several public and private companies.

Mr. Dangeard has served as a member of our Board since January 2007. He has been the Managing Partner of Harcourt, an advisory and investment firm, since March 2008. Mr. Dangeard was Chairman and Chief Executive Officer of Thomson S.A., a provider of digital video technologies, solutions and services, from September 2004 to February 2008. From September 2002 to September 2004, he was Senior Executive Vice President of France Telecom, a global telecommunications operator. From 1997 to 2002, Mr. Dangeard was Senior Executive Vice President of Thomson and Vice Chairman in 2000. Prior to joining Thomson, Mr. Dangeard was managing director of SG Warburg & Co. Ltd. from 1989 to 1997, and Chairman of SG Warburg France from 1995 to 1997. Prior to that, Mr. Dangeard was a lawyer with Sullivan & Cromwell LLP, in New York and London. Mr. Dangeard also serves on the boards of Moser Baer, Sonaecom SGPA and Telenor. He is also non-executive Chairman of Atari. Mr. Dangeard has previously served as a director of a variety of companies, including Thomson S.A. and Electricité de France S.A. He graduated from the École des Hautes Études Commerciales, the Paris Institut d’Études Politiques and from the Harvard Law School.

Mr. Dangeard brings to the board extensive leadership, financial, international and legal expertise through his various leadership and directorship roles in international public companies.

Ms. Laybourne has served as a member of our Board since January 2008. She has been the Chairman of Alloy, Inc., a private media company, since November 2010. She founded Oxygen Media in 1998 and served as its Chairman and Chief Executive Officer until November 2007 when the network was acquired by NBC Universal. Prior to starting Oxygen Media, Ms. Laybourne spent 16 years at Nickelodeon. From 1996 to 1998, Ms. Laybourne was President of Disney/ABC Cable Networks where she was responsible for overseeing cable programming for the Walt Disney Company and ABC. Ms. Laybourne also serves on the boards of Electronic Arts, Inc. and J.C. Penney Company, Inc. She earned a bachelor of arts degree in art history from Vassar College and a master of science degree in elementary education from the University of Pennsylvania.

Ms. Laybourne brings to the board extensive senior leadership and consumer market experience through her former CEO and senior management roles.

Mr. Mahoney has served as a member of our Board since April 2003. Mr. Mahoney previously served as co-Chief Executive Officer of McKesson HBOC, Inc., a healthcare services company, and as Chief Executive Officer of iMcKesson LLC, also a healthcare services company, from July 1999 to February 2001. Mr. Mahoney is a member of the board of directors of Corcept Therapeutics Incorporated, and several private and non-profit organizations. He has previously served as a director of a variety of companies, including Tercica Incorporated. Mr. Mahoney has a bachelor’s degree from Princeton University and a master’s of business administration from Harvard University.

Mr. Mahoney brings to the Board significant knowledge in mergers and acquisitions, strategy development and technology through his extensive experience at McKesson, McKinsey and as a direct investor in web 2.0 companies.

Mr. Miller has served as a member of our Board since September 1994. Mr. Miller is currently the Chairman of American International Group (AIG), an insurance and financial services organization, and MidOcean Partners, a private equity firm specializing in leveraged buyouts, recapitalizations and growth capital investments in middle-

market companies. Mr. Miller served as Executive Chairman of Delphi Corporation, an auto parts supplier from January 2007 until November 2009 and as Chairman and Chief Executive Officer from July 2005 until January 2007. From January 2004 to June 2005, Mr. Miller was non-executive Chairman of Federal Mogul Corporation, an auto parts supplier. From September 2001 until December 2003, Mr. Miller was Chairman and Chief Executive Officer of Bethlehem Steel Corporation, a large steel producer. Prior to joining Bethlehem Steel, Mr. Miller served as Chairman and Chief Executive Officer on an interim basis upon the departure of Federal Mogul’s top executive in September 2000. Delphi Corporation and certain of its subsidiaries filed voluntary petitions for reorganization under the United States Bankruptcy Code in October 2005, and Federal Mogul Corporation and Bethlehem Steel Corporation and certain of their subsidiaries, filed voluntary petitions for reorganization under the United States Bankruptcy Code in October 2001. Mr. Miller is a member of the board of directors of two private companies in addition to AIG. Mr. Miller has previously served as a director of a variety of companies, including Delphi Corporation. Mr. Miller earned a degree in economics from Stanford University, a law degree from Harvard Law School and a master’s of business administration, majoring in finance from Stanford Business School.

Mr. Miller brings to the Board extensive leadership, management and operational expertise through his executive leadership and directorship roles at a number of public companies.

Mr. Salem has served as a member of our Board since April 2009. Mr. Salem has served as our President and Chief Executive Officer since April 2009. From January 2008 to April 2009, Mr. Salem served as our Chief Operating Officer, and as Group President, Worldwide Sales and Marketing from April 2007 to January 2008. From May 2006 to April 2007, Mr. Salem served as our Group President, Consumer Products. Mr. Salem previously served as Senior Vice President, Consumer Products and Solutions from February 2006 to May 2006, Senior Vice President, Security Products and Solutions from January 2006 to February 2006, and as Senior Vice President, Network and Gateway Security Solutions from June 2004 to February 2006. Prior to joining Symantec, from April 2002 to June 2004, he was President and Chief Executive Officer of Brightmail Incorporated, an anti-spam software company that was acquired by Symantec. From January 2001 to April 2002, Mr. Salem served as Senior Vice President of Products and Technology at Oblix Inc., an identity-based security products developer, and from October 1999 to January 2001, he was Vice President of Technology and Operations at Ask Jeeves Inc., an online search engine provider. From 1990 to October 1999, Mr. Salem led the security business unit at Symantec. Mr. Salem is a member of the board of directors of Automatic Data Processing Inc. Mr. Salem received a Bachelor of Arts in computer science from Dartmouth College.

As our President and CEO, Mr. Salem brings significant senior leadership, sales and marketing, industry and technical experience to the Board. As CEO, Mr. Salem has direct responsibility for Symantec’s strategy and operations.

Mr. Schulman has served as a member of our Board since March 2000. Mr. Schulman has served as Group President, Enterprise Group of American Express, a financial products and travel-related services provider, since August 2010. Mr. Schulman was President, Prepaid Group of Sprint Nextel Corporation, a cellular phone service provider, from November 2009 until August 2010, when Sprint Nextel acquired Virgin Mobile USA, a cellular phone service provider. Mr. Schulman served as Chief Executive Officer of Virgin Mobile USA from September 2001 to November 2009, and a member of the board of directors of Virgin Mobile USA from October 2001 to November 2009. From May 2000 until May 2001, Mr. Schulman was President and Chief Executive Officer of priceline.com Incorporated, an online travel company, after serving as President and Chief Operating Officer from July 1999. He is a member of the board of directors of Flextronics International Ltd., as well as of a private company and a non-profit company. He received a bachelor’s degree in economics from Middlebury College, and a master’s degree in business administration, majoring in Finance, from New York University.

As a former chief executive officer and a member of a compensation leadership network, Mr. Schulman brings significant senior leadership, management, operational, executive compensation, consumer marketing and technical experience to the Board and Compensation Committee.

Mr. Unruh has served as a member of our Board since July 2005 following the acquisition of Veritas. Mr. Unruh had served on Veritas’ board of directors since 2003. Mr. Unruh retired as Vice Chairman of Bechtel Group, Inc., a global engineering and construction services company, in June 2003. During his 25-year tenure at Bechtel Group, he held a number of management positions including Treasurer, Controller, and Chief Financial

Officer. Mr. Unruh also served as President of Bechtel Enterprises, the finance, development and ownership arm from 1997 to 2001. He is a member of the board of directors of Move, Inc., Heidrick & Struggles International, Inc., and two private companies. Mr. Unruh is a certified public accountant.

Mr. Unruh brings to the Board extensive finance experience, including public accounting and financial reporting through his former role as a chief financial officer and his many other financial management positions. He also brings systems development, international business and merger and acquisition experience to the Board. Mr. Unruh is a certified public accountant, and our Board has unanimously determined that he qualifies as an “audit committee financial expert” under SEC rules and regulations.

Director Compensation

The following table provides information for fiscal year 2011 compensation for all of our non-employee directors and Mr. Thompson who served during the last fiscal year:

Fiscal Year 2011 Director Compensation

	Fees Earned
	or Paid in	Stock		Option
	Cash	Awards		Awards	Total
Name	($)(1)(2)	($)(3)(6)		($)(8)	($)

Stephen M. Bennett	15,009	249,991	(7)	—	265,000
Michael A. Brown	95,001	199,999		—	295,000
William T. Coleman	70,001	199,999		—	270,000
Frank E. Dangeard	85,001	199,999		—	285,000
Geraldine B. Laybourne	15,009	249,991	(7)	—	265,000
David L. Mahoney	85,001	199,999		—	285,000
Robert S. Miller(4)	115,001	199,999		—	315,000
Daniel H. Schulman	95,001	199,999		—	295,000
John W. Thompson(5)	500,000	—		—	500,000
V. Paul Unruh	110,001	199,999		—	310,000

(1)	Non-employee directors receive an annual retainer fee of $50,000 plus an additional annual fee of $15,000 (Compensation Committee and Nominating and Governance Committee) or $20,000 (Audit Committee) for membership on each committee. The chair of each committee receives an additional annual fee of $15,000 (Compensation Committee and Nominating and Governance Committee) or $25,000 (Audit Committee).

(2)	Amounts shown in this column includes a fractional share cash payout of $1.02 for all directors listed, except Mr. Thompson, from a stock award granted during the fiscal year.

(3)	Amounts shown in this column reflect the aggregate full grant date fair value calculated in accordance with FASB Accounting Standards Codification Topic 718 for awards granted during the fiscal year.

(4)	Mr. Miller received an additional annual fee in the amount of $30,000 for his role as Lead Independent Director.

(5)	Represents Mr. Thompson’s compensation for his service as an employee of Symantec. Mr. Thompson does not receive additional compensation for his service as Chairman and a director of Symantec.

(6)	Messrs. Bennett, Brown, Coleman, Dangeard, Mahoney, Miller, Schulman and Unruh and Ms. Laybourne were each granted 12,338 restricted stock units on May 10, 2010, with a per share fair value of $16.21 and a full grant date fair value of $199,999.

(7)	In lieu of cash, Mr. Bennett and Ms. Laybourne each received 100% of their annual retainer fee of $50,000 in the form of our common stock. Accordingly, pursuant to the terms of the 2000 Director Equity Incentive Plan, they were each granted 3,084 shares at a per share fair value of $16.21 and a full grant date fair value of $49,992. The balance of their fees were paid in cash as reported in the “Fees Earned or Paid in Cash” column in the table above.

(8)	In fiscal years 2011, 2010 and 2009, there were no stock option grants to any person who served as a non-employee director. The outstanding stock options held by each non-employee director at 2011 fiscal year-end were: Mr. Brown (175,630), Mr. Coleman (100,000), Mr. Mahoney (106,000), Mr. Miller (148,000), Mr. Schulman (61,000), and Mr. Unruh (180,630).

The policy of the Board is that compensation for independent directors should be a mix of cash and equity-based compensation. Symantec does not pay employee directors for Board service in addition to their regular employee compensation. Independent directors may not receive consulting, advisory or other compensatory fees from the Company. The Compensation Committee, which consists solely of independent directors, has the primary responsibility to review and consider any revisions to directors’ compensation.

Director Stock Ownership Guidelines:  Since May 2007, the Compensation Committee has instituted the following stock ownership guidelines to better align our directors’ interests with those of our stockholders:

•	Directors must maintain a minimum holding of 10,000 shares of Company stock;

•	New directors will have three years to reach the minimum holding level; and

•	Notwithstanding the foregoing, directors may sell enough shares to cover their income tax liability on vested grants.

Annual Fees:  In accordance with the recommendation of the Compensation Committee, the Board determined the non-employee directors’ compensation for fiscal year 2011 as follows:

•	$50,000 annual cash retainer

•	$15,000 annual fee for committee membership ($20,000 for Audit Committee membership)

•	$15,000 annual fee for chairing a committee of the Board ($25,000 for chairing the Audit Committee)

•	$30,000 annual fee for the Lead Independent Director

The payment of the annual cash retainer is subject to the terms of the 2000 Director Equity Incentive Plan, as amended, which allows directors to choose to receive common stock in lieu of cash for all or a portion of the retainer payable to each director for serving as a member. We pay the annual retainer fee and any additional annual fees to each director at the beginning of the fiscal year. Directors who join the Company after the beginning of the fiscal year receive a prorated cash payment in respect of their annual retainer fee and fees. These payments are considered earned when paid. Accordingly, we do not require them to be repaid in the event a director ceases serving in the capacity for which he or she was compensated.

Annual Equity Awards.  All grants to non-employee directors will be made on a discretionary basis under the 2004 Equity Incentive Plan. Pursuant to a Non-Employee Director Grant Policy adopted by our Board, each non-employee member of the Board receives an annual award of fully-vested restricted stock awards having a fair market value on the grant date equal to a pre-determined dollar value, which was $200,000 during fiscal 2011. The restricted stock awards granted for fiscal year 2011 were granted on May 10, 2010 and are fully vested.

Since the beginning of fiscal year 2007, we have not made option grants to our directors. Option grants made to our non-employee directors in fiscal 2006 and prior years were subject to a four-year vesting schedule. In the event of a merger or consolidation in which Symantec is not the surviving corporation or another similar change in control transaction involving Symantec, all unvested stock option and restricted stock unit awards made to non-employee directors under the programs described above will accelerate and vest in full.

Symantec stock ownership information for each of our directors is shown under the heading “Security Ownership of Certain Beneficial Owners and Management” in this proxy statement.

THE BOARD RECOMMENDS A VOTE “FOR” ELECTION OF
EACH OF THE NINE NOMINATED DIRECTORS.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG as Symantec’s principal independent registered public accounting firm to perform the audit of Symantec’s consolidated financial statements for fiscal year 2012. As a matter of good corporate governance, the Audit Committee has decided to submit its selection of independent audit firm to stockholders for ratification. In the event that this appointment of KPMG is not ratified by a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter, the Audit Committee will review its future selection of KPMG as Symantec’s independent registered public accounting firm.

The Audit Committee first approved KPMG as our independent auditors in September 2002, and KPMG audited Symantec’s financial statements for Symantec’s 2011 fiscal year. Representatives of KPMG are expected to be present at the meeting, in which case they will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We regularly review the services and fees from our independent registered public accounting firm, KPMG. These services and fees are also reviewed with the Audit Committee annually. In accordance with standard policy, KPMG periodically rotates the individuals who are responsible for Symantec’s audit. Symantec’s Audit Committee has determined that the providing of certain non-audit services, as described below, is compatible with maintaining the independence of KPMG.

In addition to performing the audit of Symantec’s consolidated financial statements, KPMG provided various other services during fiscal years 2011 and 2010. Symantec’s Audit Committee has determined that KPMG’s provisioning of these services, which are described below, does not impair KPMG’s independence from Symantec. The aggregate fees billed for fiscal years 2011 and 2010 for each of the following categories of services are as follows:

Fees Billed to Symantec	2011	2010

Audit fees(1)	$9,600,201	$9,926,644
Audit related fees(2)	—	—
Tax fees(3)	60,787	98,613
All other fees(4)	922,607	444,010

Total fees	$10,583,595	$10,469,267

The categories in the above table have the definitions assigned under Item 9 of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and these categories include in particular the following components:

(1) “Audit fees” include fees for audit services principally related to the year-end examination and the quarterly reviews of Symantec’s consolidated financial statements, consultation on matters that arise during a review or audit, review of SEC filings, audit services performed in connection with Symantec’s acquisitions and statutory audit fees.

(2) “Audit related fees” include fees which are for assurance and related services other than those included in Audit fees.

(3) “Tax fees” include fees for tax compliance and advice.

(4) “All other fees” include fees for all other non-audit services, principally for services in relation to certain information technology audits.

An accounting firm other than KPMG performs supplemental internal audit services for Symantec. Another accounting firm provides the majority of Symantec’s outside tax services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

All of the services relating to the fees described in the table above were approved by the Audit Committee.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2

PROPOSAL NO. 3
AMENDMENT TO OUR 2000 DIRECTOR EQUITY INCENTIVE PLAN

We are asking stockholders to approve an amendment to our 2000 Director Equity Incentive Plan, as amended (the “Director Plan”) to increase the number of shares reserved for issuance thereunder by 50,000 shares, which would increase the total number of shares reserved for issuance under the Director Plan from 150,000 to 200,000. Each non-employee member of our Board has an interest in Proposal No. 3 since each such director is eligible to participate in the Director Plan.

The Board believes that the amendment to increase the shares of Symantec common stock available for issuance under the Director Plan is in the best interests of Symantec and its stockholders. The purpose of the Director Plan is to provide our non-employee members of the Board with an opportunity to receive all or a portion of the base retainer payable to such directors in the form of common stock of the company and thus provide directors with a means to acquire an equity interest in the company. By providing the directors with an incentive based on increases in the value of the company’s stock, the directors’ interests are more closely aligned with the interests of the stockholders. The amount of the base retainer payable to members of the Board is currently set at $50,000 per year.

Currently, there are a total of 150,000 shares of Symantec’s common stock reserved for issuance under the Director Plan. As of August 1, 2011, a total of 121,125 shares have been issued under the Director Plan to 19 persons, leaving 28,875 shares reserved for future issuance. During fiscal year 2011, 6,168 shares were issued to eligible directors under the Director Plan. As discussed under the “Directors’ Compensation” section of this proxy statement, each director may elect to receive all or a portion of his or her annual retainer in the form of Symantec common stock. Without the additional 50,000 shares that are the subject of this proposal, it is likely that there will not be sufficient shares available under the Director Plan to comply with this company policy.

Plan History

The Director Plan was adopted by the Board on July 20, 2000 and approved by Symantec’s stockholders on September 18, 2000. The Director Plan was amended by the Board on July 20, 2004 to reflect the increase in the annual retainer from $25,000 to $50,000. The increase became effective as of April 3, 2004. On September 15, 2004, Symantec’s stockholders approved amendments to the Director Plan to (i) increase the number of shares reserved for issuance thereunder by 50,000 shares (on a split-adjusted basis), which would increase the total number of shares reserved for issuance under the Director Plan from 50,000 to 100,000 (on a split-adjusted basis), and (ii) provide for a proportionate adjustment to the shares subject to the Director Plan upon any stock dividend, stock split or similar change in Symantec’s capital structure. The Director Plan was again amended by the Board on July 24, 2007 to increase the total number of shares reserved for issuance under the Director Plan by 50,000. On September 13, 2007, Symantec’s stockholders approved this increase, bringing the total number of shares reserved for issuance under the Director Plan to 150,000. The Director Plan was amended by the Board on March 4, 2009 to remove a requirement that not less than 50% of each director’s annual retainer be paid in the form of Symantec common stock. On July 26, 2011, the Board approved an amendment to the Director Plan to increase the total number of shares reserved for issuance under the Director Plan by 50,000, subject to stockholder approval, which Symantec’s stockholders are being asked to consider and vote upon at the meeting.

Summary of the 2000 Director Equity Incentive Plan

The following summary of the principal provisions of the Director Plan, as proposed for approval. This summary does not purport to be a complete description of all of the provisions of the Director Plan. It is qualified in its entirety by reference to the full text of the Director Plan. A copy of the Director Plan has been filed with the SEC with this proxy statement, and any stockholder who wishes to obtain a copy of the Director Plan may do so by written request to the Secretary at Symantec’s headquarters in Mountain View, California.

Purpose.  The purpose of the Director Plan is to provide members of the Board of Directors with an opportunity to receive all or a portion of the retainer payable to each director in common stock and thus provide directors of Symantec with a means to acquire an equity interest in Symantec and incentives based on increases in the value of Symantec’s common stock.

Administration.  The Director Plan permits either the Board or a committee appointed by the Board to administer the Director Plan (in either case, the “Administrator”). The Administrator has the authority to construe and interpret the Director Plan and the Administrator will ratify and approve all stock to directors under the Director Plan. Currently the Compensation Committee administrates the Director Plan.

Issuance of Stock.  The Director Plan provides that each director may elect to receive up to 100% of the director’s annual retainer in the form of an award of unrestricted, fully-vested shares of Symantec common stock (the “Stock”). On or before the first meeting of the Board held in each fiscal year (the “First Meeting”), each director is required to specify the percentage, from 0% to 100%, of the retainer that is to be paid in Stock. If no election is made by a director, the director is deemed to have elected to receive 50% of the retainer in the form of Stock. The number of shares of Stock to be issued annually to each director will equal the portion of the retainer for each year which a director elects to be paid in Stock, divided by the closing price of the Symantec common stock on the Nasdaq Global Select Market on the day immediately preceding the First Meeting. The shares are issued to the directors promptly following the First Meeting. Each director who is newly appointed to the Board during the first half of the Company’s fiscal year is entitled to receive a pro rata portion of the retainer for the current fiscal year (based on the number of days remaining in such fiscal year, divided by 365 days). At the first Board meeting the newly appointed director is eligible to attend, the director is required to specify the percentage, from 0% to 100%, of the retainer that is to be paid in stock.

Stock Reserved for Issuance.  The Stock reserved for issuance under the Director Plan consists of authorized but unissued shares of Symantec common stock. Assuming the stockholders of the company approve the proposed amendment to the Director Plan, the aggregate number of shares of Stock that may be issued under the Director Plan will be 200,000, which number will be proportionately adjusted upon any stock dividend, stock split or similar change in the company’s capital structure.

Amendment and Termination of the Director Plan.  The Board may amend, alter, suspend or discontinue the Director Plan at any time; provided, that no amendment which increases the number of shares of Stock issuable under the Director Plan shall be effective unless and until such increase is approved by the stockholders of the company.

Federal Income Tax Information

The following is a general summary as of the date of this proxy statement of the U.S. federal income tax consequences to directors associated with stock issued under the Director Plan. U.S. federal tax laws may change and U.S. federal, state and local tax consequences for any director will depend upon his or her individual circumstances.

A director will recognize taxable income at the time stock is issued under the Director Plan equal to the fair market value of the Stock issued to the director. This amount must be treated as ordinary income and may be subject to income tax withholding by Symantec. Upon resale of the shares by a director, any subsequent appreciation or depreciation in the value of the stock will be treated as long-term or short-term capital gain or loss.

New Plan Benefits

Because the amount of Stock issued to directors under the Director Plan will depend on the portion of the retainer each director elects to have paid in the form of Stock and on the fair market value of Symantec’s common stock at future dates, it is not possible to determine the benefits that will be received by Symantec’s directors under the Director Plan. The following table summarizes the benefits that were received by our current directors who are not executive officers in the 2011 fiscal year.

Name and Position	Number of Shares

Stephen M. Bennett	3,084
Geraldine B. Laybourne	3,084
Non-Executive Director Group (9 persons)	6,168

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 3

PROPOSAL NO. 4
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, stockholders are entitled to cast an advisory vote on the compensation of our named executive officers, as disclosed in this proxy statement. Accordingly, you are being asked to vote on the following resolution at the Annual Meeting:

‘‘Resolved, that the compensation paid to Symantec Corporation’s named executive officers, as disclosed in this proxy statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion & Analysis, compensation tables and narrative discussion set forth on pages 32 to 57 of this proxy statement, is hereby approved.”

As described more fully in the Compensation Discussion & Analysis section of this proxy statement, the Company’s named executive officers are compensated in a manner consistent with our pay-for-performance philosophy and corporate governance best practices. A few highlights, which are discussed further in the Compensation Discussion & Analysis, are:

•	Approximately 90% of our CEO’s target compensation was performance-based for fiscal 2011;

•	Our CEO’s total direct compensation declined by approximately 6% from fiscal 2010 to fiscal 2011, during a period when we grew year-over-year revenue by 3% and we grew year-over-year cash flow from operations by 6%;

•	Our CEO’s total target direct compensation for fiscal 2011 was below the median total target direct compensation of CEOs within our peer group;

•	We do not provide for gross-ups of excise tax values under Section 4999 of the Internal Revenue Code;

•	Any potential severance payments are well under 3 times our executive officers’ total target cash compensation; and

•	We have clawback provisions in all of our executive compensation plans.

We believe that our compensation program balances the interests of all of our constituencies — our stockholders, our executive officers, the remainder of our employee base, our business partners and our community by, among other things, focusing on achievement of corporate objectives, attracting and retaining highly-qualified executive management and maximizing long-term stockholder value. We encourage you to read the Compensation Discussion & Analysis, compensation tables and narrative discussion in this proxy statement.

The vote on the compensation of our named executive officers is advisory, and therefore not binding. Although the vote is non-binding, the Compensation Committee and the Board value your opinion and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 4

PROPOSAL NO. 5
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES
ON EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act also provide stockholders the opportunity to indicate how frequently the Company should hold future advisory votes on the compensation of our named executive officers. Stockholders may indicate whether they would prefer to have future advisory votes on executive compensation every year, every two years, every three years or abstain from voting on this proposal.

After careful consideration, the Board recommends that future advisory votes on compensation of our named executive officers be held annually. Our Board believes that holding a vote every year is the most appropriate option because (i) it would enable our stockholders to provide us with input regarding the compensation of our named executive officers on a timely basis; and (ii) it is consistent with our practice of engaging with our stockholders, and obtaining their input, on our corporate governance matters and our executive compensation philosophy, policies and practices.

Stockholders are not voting to approve or disapprove the Board’s recommendation. Instead, stockholders may indicate their preference regarding the frequency of future advisory votes on the compensation of our named executive officers by selecting one year, two years or three years. Stockholders that do not have a preference regarding the frequency of future advisory votes should abstain from voting on the proposal. For the reasons discussed above, we are asking our stockholders to vote for an advisory vote on the compensation for our named executive officers every one year.

The frequency with which future advisory votes on compensation of our named executive officers are held is advisory, and therefore not binding. Although the vote is non-binding, the Compensation Committee and the Board value your opinion and will consider the outcome of the vote in establishing the frequency with which the advisory vote on compensation of our named executive officers will be held in the future.

THE BOARD RECOMMENDS A VOTE TO HOLD FUTURE ADVISORY VOTES ON EXECUTIVE
COMPENSATION EVERY “ONE YEAR”
UNDER PROPOSAL NO. 5

STOCKHOLDER PROPOSAL

Proposal 6 is a stockholder proposal. If the stockholder proponent, or representative who is qualified under state law, is present at the Annual Meeting and submits the proposal for a vote, then the proposal will be voted upon. The stockholder proposal is included in this proxy statement exactly as submitted by the stockholder proponent. The Board’s recommendation on the proposal is presented immediately following the proposal. We will promptly provide you with the name, address and, to Symantec’s knowledge, the number of voting securities held by the proponent of the stockholder proposal, upon receiving a written or oral request directed to: Symantec Corporation, Attn: Scott C. Taylor, Corporate Secretary, 350 Ellis Street, Mountain View, California 94043, telephone: (650) 527-8000.

PROPOSAL NO. 6
STOCKHOLDER PROPOSAL REGARDING SPECIAL STOCKHOLDER MEETINGS

6 — Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage permitted by law above 10%) the power to call special shareowner meetings.

This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by law) in regard to calling a special meeting that apply only to shareowners but not to management and/or the board.

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowner input on the timing of shareowner meetings is especially important during a major restructuring — when events unfold quickly and issues may become moot by the next annual meeting. This proposal does not impact our board’s current power to call a special meeting.

This proposal topic won more than 60% support at the following companies: CVS Caremark (CVS), Sprint Nextel (S), Safeway (SWY), Motorola (MOT) and R.R. Donnelley (RRD).

The merit of this Special Shareowner Meeting proposal should also be considered in the context of the need for additional improvement in our company’s 2010 reported corporate governance status.

Please encourage our board to respond positively to this proposal: Special Shareowner Meetings — Yes on 6

Our Board of Directors’ Statement in Opposition to Proposal 6

The Board believes that it is important for stockholders to have the ability to call a special meeting, but a reasonable holding threshold is necessary to reduce the expense and disruption to the Company and to prevent a small group of stockholders from calling a special meeting to serve their self-interest, rather than the best interests of the Company and its stockholders. Our Board believes that passage of this proposal is not necessary because Symantec’s Bylaws already provide stockholders with the ability to call special meetings and other meaningful rights to take action and influence the governance of the Company.

Symantec’s Bylaws already provide stockholders the ability to call special meetings.  Symantec’s Bylaws provide that stockholders owning 25% of the outstanding shares of the Company’s common stock have the right to call a special meeting. In addition, other than limitations on calling a special meeting shortly before or after another meeting of stockholders at which the proposed business was already addressed, there are no restrictive provisions in our Bylaws that would impede a stockholder’s right or negate the intent of allowing stockholders to call special meetings. The proposal would permit a special meeting without any reasonable limitations, so that a small number of stockholders could call a special meeting for any purpose, at any time and with any frequency, for their own narrow purposes or to discuss topics that the majority of our stockholders may have little or no interest. Also, without having reasonable limitations, stockholders could call a special meeting on matters that have recently been rejected by our stockholders or are expected to be considered at another scheduled meeting, which would impose significant additional administrative and financial burdens on the Company and distract management from their proper focus of operating the business.

Stockholders may read Symantec’s Bylaws on its web site at http://investor.symantec.com/phoenix.zhtml?c=89422&p=irol-govHighlights.

25% is a reasonable and appropriate threshold.  Symantec’s 25% threshold is consistent with the many other companies in the S&P 500, and we believe represents an appropriate balance between providing stockholders the ability to call special meetings to vote on important matters that arise between annual meetings and protecting the resources of the Company and interests of all of our stockholders. Stockholder meetings are costly and time consuming for Symantec and its stockholders, and they impose administrative and other burdens on the Company. Furthermore, permitting the stockholders of 10% of our common stock to call special meetings could allow a small group of stockholders to call unnecessary and costly meetings on matters that are neither relevant to the majority of stockholders or in the best interests of the Company and stockholders in general.

Small, Special-Interest Stockholder Groups Could Abuse the Right to Call Special Meetings.  Each of our directors has a fiduciary duty to represent all stockholders when determining whether a matter is so pressing that it must be addressed at a special meeting. In contrast, stockholders do not have any fiduciary obligations to the Company or other stockholders. The proposal would permit a small group of stockholders who have a special interest to use the right to call a special meeting to serve their narrow self-interests that are not shared by our stockholders generally. For example, event-driven hedge funds could use special meetings to disrupt the Company’s business to facilitate their own short-term focused exit strategies. If this proposal was implemented at a low 10% threshold, these small, special-interest stockholders would have the ability to call a special meeting at their sole discretion, at any time, with no duty to act other than in their own interests.

Symantec has a strong and effective corporate structure that protects the interests of its stockholders.  Symantec is committed to strong corporate governance practices, and this is reflected by its strong corporate governance ratings. Symantec’s corporate governance practices include:

•	a majority voting requirement for the election of Directors;

•	the Company has a declassified Board, meaning that the full Board is elected annually;

•	the Company does not have a “poison pill” in place; and

•	a simple majority vote requirement to amend our certificate of incorporation or Bylaws, and to approve transactions.

Symantec’s current practice includes communications with our stockholders.  Our senior executives regularly engage with our stockholders over governance matters, executive compensation, stockholder proposals and other matters in order to better understand their concerns. Also, we encourage our stockholders to communicate with our Board by contacting Board members through our Corporate Secretary. Please see “Contacting the Board of Directors” in this proxy statement.

Stockholders are already protected under state law, other regulations and Symantec’s Bylaws.  Stockholder approval is required for a variety of important, major corporate decisions. Symantec is incorporated in the state of Delaware, which requires that major corporate actions, such as a merger or sale of substantially all of Symantec’s assets, be approved by stockholders. In addition, NASDAQ-listed companies, such as Symantec, are required to obtain stockholder approval for certain actions, such as adopting or materially amending equity compensation plans or issuing shares above a prescribed threshold. In addition, stockholders have the right under Rule 14a-8 of the Exchange Act, and under our Bylaws to propose business to be considered by the stockholders at the annual meetings of our stockholders. Also, as mentioned above, stockholders have the ability to call special meetings under our Bylaws.

For these reasons, the Board believes that stockholders already have a meaningful right to call a special meeting and that the proposal is not in the best interests of Symantec and its stockholders.

THE BOARD RECOMMENDS A VOTE “AGAINST” PROPOSAL NO. 6.
PROXIES RECEIVED BY THE COMPANY WILL BE VOTED “AGAINST”
THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about Symantec’s common stock that may be issued upon the exercise of options, warrants and rights under all of Symantec’s existing equity compensation plans as of April 1, 2011:

	Equity Compensation Plan Information
				Number of Securities
	Number of Securities			Remaining Available for
	to be Issued Upon		Weighted-Average	Future Issuance Under
	Exercise of		Exercise Price of	Equity Compensation Plans
	Outstanding Options,		Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights		Warrants and Rights	Reflected in Column (a))
	(a)		(b)	(c)

Equity compensation plans approved by security holders	57,421,214		$12.75	128,995,666 (1)
Equity compensation plans not approved by security holders	264,485	(2)(3)	$7.01	—
Total	57,685,699		$12.72	128,995,666

(1)	Represents 33,951 shares remaining available for future issuance under Symantec’s 2000 Director Equity Incentive Plan, 209,599 shares remaining available for future issuance under Symantec’s 2002 Executive Officer’s Stock Purchase Plan, 30,869,122 shares remaining available for future issuance under Symantec’s 2008 Employee Stock Purchase Plan and 97,882,994 shares remaining available for future issuance as stock options, restricted stock units or other awards permitted under Symantec’s 2004 Equity Incentive Plan.

(2)	Excludes 12,629,833 outstanding options as of April 1, 2011 that were assumed as part of the Veritas acquisition. Also excludes 523,531 outstanding options as of April 1, 2011 that were assumed as part of other acquisitions. The weighted average exercise price of these outstanding options was $23.69 as of April 1, 2011. In connection with these acquisitions, Symantec has only assumed outstanding options and rights, but not the plans themselves, and therefore, no further options or rights may be granted under these acquired-company plans.

(3)	Represents 264,485 outstanding options to purchase shares under Symantec’s 2001 Non-Qualified Equity Incentive Plan. As noted below, the 2001 Non-Qualified Equity Incentive Plan was terminated in September 2004 in connection with the adoption of the Symantec 2004 Equity Incentive Plan.

Material Features of Equity Compensation Plans Not Approved by Stockholders

2001 Non-Qualified Equity Incentive Plan

The 2001 Non-Qualified Equity Incentive Plan was terminated in September 2004 in connection with the adoption of the Symantec 2004 Equity Incentive Plan. As of April 1, 2011, options to purchase 264,485 shares were outstanding under the 2001 Non-Qualified Equity Incentive Plan.

Terms of Options.  Symantec’s Compensation Committee determined many of the terms and conditions of each option granted under the plan, including the number of shares for which the option was granted, the exercise price of the option and the periods during which the option may be exercised. Each option is evidenced by a stock option agreement in such form as the Compensation Committee approved and is subject to the following conditions (as described in further detail in the plan):

•	Vesting and Exercisability: Options and restricted shares become vested and exercisable, as applicable, within such periods, or upon such events, as determined by the Compensation Committee in its discretion and as set forth in the related stock option or restricted stock agreement. To date, as a matter of practice, options under the plan have generally been subject to a four-year vesting period. Options terminate ten years or less from the date of grant.

•	Exercise Price: The exercise price of each option granted was not less than 100% of the fair market value of the shares of common stock on the date of the grant.

•	Tax Status: All options granted under the plan are non-qualified stock options.

•	Method of Exercise: The option exercise price is typically payable in cash or by check, but may also be payable, at the discretion of the Compensation Committee, in other forms of consideration.

•	Termination of Employment: Options cease vesting on the date of termination of service or death of the participant. Options granted under the plan generally expire three months after the termination of the optionee’s service to Symantec or a parent or subsidiary of Symantec, except in the case of death or disability, in which case the options generally may be exercised up to 12 months following the date of death or termination of service. However, if the optionee is terminated for cause, the optionee’s options expire upon termination of employment.

Corporate Transactions.  In the event of a change of control of Symantec (as defined in the plan), the buyer may either assume the outstanding awards or substitute equivalent awards. In the event the buyer fails to assume or substitute awards issued under the plan, all awards will expire upon the closing of the transaction.

Term and Amendment of the Plan.  The plan was terminated in September 2004, except that outstanding options granted thereunder will remain in place for the term of such options.

OUR EXECUTIVE OFFICERS

The names of our executive officers, their ages as of August 1, 2011, and their positions are shown below.

Name	Age	Position

Enrique Salem	45	President and Chief Executive Officer
James A. Beer	50	Executive Vice President and Chief Financial Officer
Phillip A. Bullock	46	Senior Vice President and Chief Accounting Officer
Janice D. Chaffin	57	Group President, Consumer Business Unit
Francis A. deSouza	40	Group President, Enterprise Products & Services
Rebecca Ranninger	52	Executive Vice President and Chief Human Resources Officer
William T. Robbins	43	Executive Vice President, Worldwide Sales & Services
Scott C. Taylor	47	Executive Vice President, General Counsel and Secretary
J. David Thompson	44	Group President, Information Technology and Services Group
Rowan M. Trollope	38	Group President, SMB and Symantec.cloud

The Board chooses executive officers, who then serve at the Board’s discretion. There is no family relationship between any of the directors or executive officers and any other director or executive officer of Symantec.

For information regarding Mr. Salem, please refer to Proposal No. 1, “Election of Directors” above.

Mr. Beer has served as our Executive Vice President and Chief Financial Officer since February 28, 2006. Prior to joining us, Mr. Beer was Senior Vice President and Chief Financial Officer of AMR Corporation and American Airlines, Inc., AMR’s principal subsidiary, from January 2004 to February 2006. From September 1991 to January 2004, Mr. Beer held other various management positions in finance and operations at American Airlines including leading the airline’s European and Asia Pacific businesses. Mr. Beer holds a bachelor of science in aeronautical engineering from Imperial College, London University and a master of business administration degree from Harvard Business School.

Mr. Bullock has served as our Senior Vice President and Chief Accounting Officer since October 2009. Mr. Bullock joined Symantec as Vice President of Tax and Trade Compliance in March 2006 and assumed responsibility for the Company’s corporate risk assurance function in March 2007. Prior to joining Symantec, Mr. Bullock had been employed by Ernst & Young LLP since 1988 and was a partner in Ernst & Young’s tax practice from September 2000 through February 2006. Mr. Bullock holds a bachelor of science degree in business administration, accounting information systems, from Virginia Polytechnic Institute and State University and a master’s in professional accounting degree from the University of Texas at Austin.

Ms. Chaffin has served as our Group President, Consumer Business Unit since April 2007. From May 2006 to April 2007, Ms. Chaffin served as our Executive Vice President and Chief Marketing Officer. Ms. Chaffin joined Symantec in May 2003 as Senior Vice President and Chief Marketing Officer. Prior to Symantec, Ms. Chaffin spent 21 years at Hewlett-Packard Company, a global provider of products, technologies, solutions and services, where she held a variety of marketing and business management positions and most recently served as Vice President of Enterprise Marketing and Solutions. Ms. Chaffin is a member of the board of directors of International Game Technology (IGT). She graduated summa cum laude from the University of California, San Diego with a bachelor’s degree and earned a master’s degree in business administration from the University of California, Los Angeles, where she was a Henry Ford Scholar.

Mr. deSouza has served as our Group President, Enterprise Products and Services since May 2011. From January 2009 to May 2011, Mr. deSouza served as our Senior Vice President, Enterprise Security Group and from January 2008 to December 2008 as Vice President, Enterprise Messaging Management Group. Prior to joining Symantec, from February 2001 to February 2006, he was Founder and Chief Executive Officer of IMlogic, Inc., an

enterprise instant messaging software company, that was acquired by Symantec. From February 1998 to February 2001, Mr. deSouza served as Product Unit Manager, Real-time Collaboration Group at Microsoft Corporation and from March 1997 to February 1998, he was co-founder and Chief Executive Officer of Flash Communications, an enterprise instant messaging company that was acquired by Microsoft. Mr. deSouza is Chairman of the board of directors of MedHelp International. Mr. deSouza received a bachelor’s degree in electrical engineering and computer science with a minor in economics and a master’s degree from Massachusetts Institute of Technology.

Ms. Ranninger has served as our Executive Vice President and Chief Human Resources Officer since May 2006, Senior Vice President, Human Resources from January 2000 to May 2006 and Vice President, Human Resources from September 1997 to January 2000. Prior to 1997, Ms. Ranninger served for over six years in the Legal Department. Prior to joining us in 1991, Ms. Ranninger was a business litigator with the law firm of Heller Ehrman White & McAuliffe. She also currently serves as President of Symantec Foundation. Ms. Ranninger graduated magna cum laude from Harvard University with a bachelor’s degree, earned a bachelor’s degree in jurisprudence from Oxford University and a juris doctorate from Stanford University.

Mr. Robbins has served as our Executive Vice President of Worldwide Sales since January 2009. From July 2007 to January 2009, Mr. Robbins served as Senior Vice President of Sales for the Americas geography. From April 2006 to July 2007, he served as Senior Vice President of the Asia Pacific and Japan geography. Mr. Robbins joined Symantec through the Company’s acquisition of Veritas in July 2005 and served as our Vice President of Eastern United States and National Telecommunications Sales until April 2006. At Veritas, he served as Vice President of Eastern United States and National Telecommunications Sales from April 2005 to July 2005, Vice President, Northern Europe Sales from January 2005 to April 2005 and from April 2002 to December 2004, he served as Vice President, Worldwide Sales Operations. Mr. Robbins holds bachelor’s degrees in business administration and economics, both with top honors from Southern Methodist University in Dallas. He is also a Certified Management Accountant.

Mr. Taylor has served as our Executive Vice President, General Counsel and Secretary since August 2008. From February 2007 to August 2008, Mr. Taylor served as our Vice President, Legal. Prior to joining Symantec, Mr. Taylor held various legal and administrative positions at Phoenix Technologies Ltd., a provider of core systems software, from January 2002 to February 2007, including most recently as Chief Administrative Officer, Senior Vice President and General Counsel. From May 2000 to September 2001, he was Vice President and General Counsel at Narus, Inc., a venture-backed private company that designs IP network management software. Mr. Taylor is a member of the board of directors of VirnetX. He holds a juris doctorate from George Washington University, and a bachelor’s degree from Stanford University.

Mr. Thompson has served as our Group President, Information Technology and Services Group since January 2008. From February 2006 to January 2008, Mr. Thompson served as Executive Vice President, Chief Information Officer. Prior to joining Symantec, Mr. Thompson was Senior Vice President and Chief Information Officer for Oracle Corporation, a global enterprise software company from January 2005 to January 2006. From August 1995 to January 2005, he was Vice President of Services and Chief Information Officer at PeopleSoft, Inc., an enterprise application software products developer, which was later acquired by Oracle. Mr. Thompson is a member of the board of directors of CoreSite Realty Corporation.

Mr. Trollope has served as our Group President, SMB and Symantec.cloud since May 2011. From April 2010 to May 2011, Mr. Trollope served as our Senior Vice President, Symantec Hosted Services. Mr. Trollope previously served as Senior Vice President, Consumer R&D and Marketing from April 2007 to April 2010, and as Vice President, Consumer Product Engineering from December 2005 to April 2007. From January 2004 to December 2005, Mr. Trollope led Symantec’s high-end enterprise security business as Vice President of Security Management Solutions. Mr. Trollope has held various management positions and functional leadership roles at Symantec since September 1991, working as both an individual contributor and leader in nearly every function in the R&D organization. Mr. Trollope is also a co-founder and a member of the board of directors of Software Shelf, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of August 1, 2011, with respect to the beneficial ownership of Symantec common stock by (i) each stockholder known by Symantec to be the beneficial owner of more than 5% of Symantec common stock, (ii) each member of the Board, (iii) the named executive officers of Symantec included in the Summary Compensation Table appearing on page 50 of this proxy statement and (iv) all current executive officers and directors of Symantec as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Percentage ownership is based on 749,532,637 shares of Symantec common stock outstanding as of August 1, 2011 (excluding shares held in treasury). Shares of common stock subject to stock options and restricted stock units vesting on or before September 30, 2011 (within 60 days of August 1, 2011) are deemed to be outstanding and beneficially owned for purposes of computing the percentage ownership of such person but are not treated as outstanding for purposes of computing the percentage ownership of others.

	Amount and
	Nature of
	Beneficial	Percent
Name and Address of Beneficial Owner	Ownership	of Class

5% Beneficial Owner
Dodge & Cox(1)	58,991,116	7.9%
BlackRock, Inc.(2)	51,653,253	6.9
Directors and Executive Officers
John W. Thompson(3)	2,510,135	*
Enrique Salem(4)	1,535,025	*
James A. Beer(5)	728,559	*
Rebecca Ranninger(6)	667,986	*
William T. Robbins(7)	500,366	*
Janice D. Chaffin(8)	836,732	*
Robert S. Miller(9)	249,245	*
Michael A. Brown(10)	269,586	*
David L. Mahoney(11)	192,955	*
Daniel H. Schulman(12)	113,102	*
Geraldine B. Laybourne	52,892	*
Frank E. Dangeard	48,218	*
V. Paul Unruh(13)	217,736	*
Stephen M. Bennett	30,597	*
William T. Coleman(14)	69,600	*
All current Symantec executive officers and directors as a group (20 persons)(15)	9,188,487	1.2%

*	Less than 1%.

(1)	Based solely on a Schedule 13G filing made by Dodge & Cox on February 10, 2011, reporting sole voting and dispositive power over the shares. This stockholder’s address is 555 California Street, 40th Floor, San Francisco, CA 94104.

(2)	Based solely on a Schedule 13G filing made by BlackRock, Inc. on February 8, 2011, reporting sole voting and dispositive power over the shares. This stockholder’s address is 40 East 52nd Street, New York, NY 10022.

(3)	Includes 1,566,666 shares subject to options that will be exercisable as of September 30, 2011.

(4)	Includes 1,247,501 shares subject to options that will be exercisable as of September 30, 2011.

(5)	Includes 627,583 shares subject to options that will be exercisable as of September 30, 2011.

(6)	Includes 549,676 shares subject to options that will be exercisable as of September 30, 2011.

(7)	Includes 441,035 shares subject to options that will be exercisable as of September 30, 2011.

(8)	Includes 792,090 shares subject to options that will be exercisable as of September 30, 2011.

(9)	Includes 148,000 shares subject to options that will be exercisable as of September 30, 2011.

(10)	Includes 175,630 shares subject to options that will be exercisable as of September 30, 2011.

(11)	Includes 106,000 shares subject to options that will be exercisable as of September 30, 2011.

(12)	Includes 36,000 shares subject to options that will be exercisable as of September 30, 2011.

(13)	Includes 180,630 shares subject to options that will be exercisable as of September 30, 2011.

(14)	Includes 60,000 shares subject to options that will be exercisable as of September 30, 2011.

(15)	Includes 7,033,913 shares subject to options that will be exercisable as of September 30, 2011.

Symantec has adopted a policy that executive officers and members of the Board hold an equity stake in the Company. The policy requires each executive officer to hold a minimum number of shares of Symantec common stock. Newly appointed executive officers are not required to immediately establish their position, but are expected to make regular progress to achieve it. The Nominating and Governance Committee reviews the minimum number of shares held by the executive officers and directors from time to time. The purpose of the policy is to more directly align the interests of our executive officers and directors with our stockholders. See “Stock Ownership Requirements” under the Compensation Discussion & Analysis for a description of the stock ownership requirements applicable to our executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires Symantec’s directors, executive officers and any persons who own more than 10% of Symantec’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Symantec with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of such forms furnished to Symantec and written representations from the directors and executive officers, Symantec believes that all Section 16(a) filing requirements were met in fiscal year 2011.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

COMPENSATION DISCUSSION & ANALYSIS (CD&A)

INTRODUCTION

This compensation discussion and analysis describes the material elements of Symantec’s executive compensation program for fiscal 2011. For fiscal 2011, our named executive officers (“NEOs”) were:

•	Enrique Salem, President and Chief Executive Officer

•	James A. Beer, Executive Vice President and Chief Financial Officer

•	Janice D. Chaffin, Group President, Consumer Business Unit

•	William T. Robbins, Executive Vice President, Worldwide Sales and Services

•	Rebecca Ranninger, Executive Vice President and Chief Human Resources Officer

Our Compensation Philosophy: Pay for Performance

The overriding principle driving our compensation programs is our belief that it benefits all of our constituencies for management’s compensation to be tied to our current and long-term performance. The following factors demonstrate our commitment to pay-for-performance and to corporate governance best practices:

•	Approximately 90% of our CEO’s target compensation was performance-based for fiscal 2011;

•	Our CEO’s total direct compensation declined by approximately 6% from fiscal 2010 to fiscal 2011, during a period when we grew year-over-year revenue by 3% and year-over-year cash flow from operations by 6%;

•	Our CEO’s total target direct compensation for fiscal 2011 was below the median total target direct compensation of CEOs within our peer group;

•	We do not provide for gross-ups of excise tax values under Section 4999 of the Internal Revenue Code, and any potential severance payments are well under 3 times our executive officers’ total target cash compensation; and

•	We have clawback provisions in all of our executive compensation plans (providing for the return of any excess compensation received by an executive officer if the Company’s financial statements are the subject of a restatement due to error or misconduct).

To further demonstrate our commitment to pay for performance, we made the following changes to our executive compensation program for fiscal year 2012:

•	We are shifting our target pay positioning for our executive officers from the 65th percentile to the 50th percentile of the relevant market composite for salary, and from the 50th percentile to the 65th percentile of the relevant market composite for other performance-based pay elements; and

•	We granted performance — based restricted stock units to our named executive officers in lieu of option grants, such that our CEO received approximately 68% of his fiscal year 2012 equity grant in the form of performance-based restricted stock units with a component explicitly linked to total stockholder return over a two and three-year period.

Summary of Compensation Matters During Fiscal 2011

In fiscal 2011, Symantec delivered 3% year-over-year growth in revenue and 6% growth in cash flow from operations after a difficult fiscal 2010. In addition, strong bookings performance drove record deferred revenue which grew 19% year-over-year. Our stock price growth of 10% reflected our resilience in managing through the recent global recession. Our results also reflected solid execution, market leading products and services, strong customer relationships and strength in our backup, SaaS, data loss prevention and consumer businesses as well as stabilization in the storage management business. During fiscal 2011, we effectively integrated our authentication and encryption acquisitions into Symantec and grew these businesses using our broader distribution network. Our product portfolio and customer reach have expanded as a result of these acquisitions and we believe these acquired businesses will continue to contribute to our revenue growth and cost efficiency.

As detailed below, during fiscal 2011, three core financial metrics, which we believe are strongly correlated to enterprise value for companies in our sector, were used to measure company performance under our executive compensation programs: revenue, non- GAAP earnings per share (“EPS”) and cash flow from operations. In addition, business unit performance metrics were a factor in the target bonus awards of our named executive officers, other than our CEO, under our Executive Annual Incentive Plan. Although our revenue in fiscal 2011 was slightly below our targeted level of performance for the full fiscal year, our EPS and cash flow from operations were higher than our targeted levels of performance. Our named executive officers were compensated in a manner consistent with our core pay-for-performance compensation philosophy as well as with the terms of our compensation arrangements. The following are highlights of our named executive officers’ compensation for fiscal 2011 and are discussed in greater detail in this CD&A:

•	Our executive compensation program is designed to pay for performance, with a large portion of target total direct compensation based on the performance of our company and its business units . For fiscal 2011, short- and long-term incentive compensation represented approximately 90% of our CEO’s target “total direct compensation” (sum of base salary, target annual incentive, target cash long-term incentive and grant date fair value of equity awards) and, on average, approximately 74% of the target total direct compensation for our other NEOs.

•	We take a total rewards approach in determining our executive officers’ compensation. While we had higher payouts under the annual incentive plan and cash long-term incentive plan in fiscal 2011 compared to fiscal 2010, the total direct compensation for our CEO declined by 5.9% compared to fiscal 2010 due primarily to the smaller equity grant made. Total direct compensation for our other NEOs increased by 1.4% on average. The following table presents each named executive officer’s total direct compensation (sum of base salary, actual annual incentive plan payout, actual cash long-term incentive plan accrual, and grant date fair value of equity awards) for fiscal 2011 as compared to fiscal 2010:

	FY11	FY10	Change
	($)	($)	(%)

Enrique Salem	8,475,708	9,004,962	−5.9
James A. Beer	2,720,510	2,674,266	1.7
Janice D. Chaffin	2,293,710	1,821,348	25.9
William T. Robbins	1,950,236	2,576,950	−24.3
Rebecca Ranninger	1,771,423	1,731,218	2.3

•	The measures in our executive officer cash incentive compensation programs align with our focus on maximizing long-term stockholder value. The three key financial metrics used in our short- and long-term incentive compensation are revenue, EPS and cash flow from operations. With the exception of our CEO, a business unit performance metric is used for our NEOs’ annual cash incentive compensation. Business unit performance is measured against specific strategic and operational performance goals established at the beginning of the fiscal year.

•	While our cash incentive compensation is designed to reward outstanding performance, payout under each plan is capped to discourage excessive or inappropriate risk taking by our executives.

•	For fiscal 2011, our named executive officers received 95% to 108% of their target payout under our Fiscal Year 2011 Executive Annual Incentive Plans based on the Company’s revenue and EPS performance and, other than our CEO, the named executive officer’s business unit performance.

•	For fiscal 2011, our operating cash flow target was $1,611 million and we achieved 111% of our target, resulting in a payout of 155% of target bonus amounts under our Long Term Incentive Plan for our named executive officers who remain our employees as of the end of fiscal 2013.

•	For fiscal 2011, the named executive officers other than the CEO received, on average, 57% of the value of their equity compensation in the form of restricted stock units and 43% in stock options, while the CEO received 50% of the value of his equity compensation in the form of stock options and 50% in the form of restricted stock units.

The following are highlights of changes that we have implemented in our executive compensation program for fiscal 2012:

•	We will cease granting stock options as a part of the annual equity compensation component of the compensation program for our named executive officers. We will continue to grant restricted stock units and will replace stock options with performance-based restricted stock units using earnings per share and relative total stockholder return as performance measures, two metrics strongly tied to long-term stockholder value creation. As a result, approximately 68% of the value of our CEO’s fiscal 2012 equity compensation is in the form of performance-based restricted stock units and approximately 32% is in the form of time-based restricted stock units.

•	Consistent with prevailing market practices in our industry, beginning in fiscal 2012, we are shifting our base salary position strategy from targeting the 65th percentile of the relevant market composite to the 50th percentile of the relevant market composite, maintaining target total cash compensation positioning at market 65th percentile, and shifting our long-term incentive compensation position strategy from 50th percentile of the relevant market composite to 65th percentile of the relevant market composite. As this shift is implemented, these adjustments will allow for enhanced emphasis on higher variable compensation rewards commensurate with performance that drives stockholder value creation and less emphasis on fixed compensation.

Relationship Between Company Performance and CEO Compensation

The following charts illustrate the relationship between our CEO’s total compensation (as shown in the Summary Compensation Table on page 50) and the three key financial metrics used in his incentive compensation.

CEO Total Pay vs. Non-GAAP EPS*

CEO Total Pay vs. Revenue*

CEO Total Pay vs. Cash Flow from Operations

*	For purposes of calculating achievements under these metrics, foreign exchange movements were held constant at plan rates, pursuant to the terms of the bonus plans.

Roles of Our Compensation Committee, Executive Officers and Consultants in our Compensation Process

The Compensation Committee, which is comprised entirely of independent directors, is responsible for overseeing all of Symantec’s compensation programs, including the review and recommendation to the independent directors of our Board all compensation arrangements for our Chief Executive Officer and the review and approval of the compensation payable to our other named executive officers.

The independent directors of the Board evaluate the CEO’s performance and the Compensation Committee then reviews and recommends to the independent members of the Board all compensation arrangements for the CEO. After discussion, the independent members of the Board determine the CEO’s compensation. The Compensation Committee also discusses the performance of the other named executive officers with the CEO, reviews the compensation recommendations that the CEO submits for the other named executive officers, makes any appropriate adjustments, and approves their compensation.

Since fiscal 2004, the Compensation Committee has engaged Mercer, an outside consulting firm, to provide advice and ongoing recommendations on executive compensation matters. The Compensation Committee oversees Mercer’s engagement. Mercer representatives meet informally with the Compensation Committee Chair and the Chief Human Resources Officer and regularly with the Compensation Committee during its regular meetings, including in executive sessions from time to time without any members of management present.

As part of its engagement in fiscal 2011, Mercer provided, among other services, advice and recommendations on the amount and form of executive and director compensation. For example, Mercer evaluated and advised the Compensation Committee on the peer group that the Compensation Committee uses to develop a market composite for purposes of establishing named executive officer pay levels (as described below), the competitiveness of our director and executive compensation programs, the proposed performance goals and ranges for incentive plans, compensation-related trends and developments in our industry and the broader talent market and regulatory developments relating to compensation practices.

We paid Mercer approximately $200,000 for executive compensation services in fiscal 2011. In addition, with the Compensation Committee’s approval, management engaged and Symantec paid Mercer and its affiliates for other services, including approximately $1.975 million for other unrelated consulting and business services. We also reimbursed Mercer and its affiliates for reasonable travel and business expenses.

The Compensation Committee establishes our compensation philosophy, approves our compensation programs and solicits input and advice from several of our executive officers and Mercer. As mentioned above, our CEO provides the Board of Directors and the Compensation Committee with feedback on the performance of our executive officers and makes compensation recommendations that go to the Compensation Committee for their approval. Our CEO, CFO, Chief Human Resources Officer and General Counsel regularly attend the Compensation Committee’s meetings to provide their perspectives on competition in the industry, the needs of the business, information regarding Symantec’s performance, and other advice specific to their areas of expertise. In addition, at the Compensation Committee’s direction, Mercer works with our Chief Human Resources Officer and other members of management to obtain information necessary for Mercer to make their own recommendations as to various matters as well as to evaluate management’s recommendations.

FACTORS WE CONSIDER IN DETERMINING OUR COMPENSATION PROGRAMS

We apply a number of compensation policies and analytic tools in implementing our compensation principles. These policies and tools guide the Compensation Committee in determining the mix and value of the compensation components for the named executive officers, consistent with our compensation philosophy. They include:

A Total Rewards Approach:  Elements of the total rewards offered to our executive officers include base salary, short- and long-term incentives including equity awards, health benefits, a deferred compensation program and a consistent focus on individual professional growth and opportunities for new challenges.

Focus on Pay-for-Performance:  Our executive compensation program is designed to reward executives for results. As described below, the pay mix for named executive officers emphasizes variable pay in the form of short- and long-term cash and equity awards. Short-term results are measured by annual financial performance, specifically revenue, non-GAAP earnings per share and, for all named executive officers other than our CEO, business unit performance. Long-term results are measured by share price appreciation, and achievement of operating cash flow targets. As explained below, beginning with fiscal 2012, our long-term results will also be measured by the achievement of the total stockholder return ranking for our company as compared to the S&P 500.

Appropriate Market Positioning:  Our general pay positioning strategy is to target the levels of base salary, annual short-term cash incentive structure and long-term incentive opportunities and benefits for named executive officers with reference to the relevant market composite for each position. The Compensation Committee may set the actual components for an individual named executive officer above or below the positioning benchmark based on factors such as experience, performance achieved, specific skills or competencies, the desired pay mix (e.g., emphasizing short- or long-term results), and our budget.

Through the end of fiscal 2011, our policy was to target the base salary and annual short-term cash incentive structure for named executive officers at the 65th percentile of the relevant market composite with target long-term incentive opportunities and benefits for named executive officers at the 50th percentile of the relevant market composite. Base salary and short-term cash incentives were positioned at this level to attract and retain high caliber talent in the highly competitive technology market. We believed that the target long-term incentive strategy allowed us to be competitive in the market for top talent, while providing alignment with stockholders and keeping the burn rate and dilution associated with our equity compensation programs within a range we deemed appropriate. For fiscal 2011, the pay mix for executives emphasized long-term performance through a majority of pay opportunity coming in the form of long-term award vehicles. By using these targets, we believed that upside opportunity in the short- and long-term incentive plans was available in the event of outstanding financial performance in fiscal 2011.

Beginning in fiscal 2012, to further strengthen our pay for performance focus, we are shifting our general pay positioning strategy to target 50th percentile of the relevant market composite for base salary and 65th percentile of the relevant market composite for short- and long-term incentive compensation and total direct compensation. These adjustments will allow for enhanced emphasis on higher variable compensation rewards commensurate with performance that drives stockholder value creation and for less emphasis on fixed compensation.

Competitive Market Assessments:  Market competitiveness is one factor that the Compensation Committee considers each year in determining a named executive officer’s overall compensation package, including pay mix. The Compensation Committee relies on various data sources to evaluate the market competitiveness of each pay element, including publicly-disclosed data from a peer group of companies (see discussion below) and published survey data from a broader set of information technology companies that are similar in size to Symantec and that the Compensation Committee and its advisors, including Mercer, believe represent Symantec’s competition in the broader talent market. The peer group’s proxy statements provide detailed pay data for the top five positions. Survey data provides compensation information from a broader group of information technology companies, with positions matched based on specific job scope and responsibilities. The Compensation Committee considers data from these sources in developing a market composite that it uses as a framework for making compensation decisions for each named executive officer’s position.

Symantec is a prominent participant in the information technology industry. This industry is characterized by rapid rates of change, intense competition from small and large companies, and significant cross-over in leadership talent needs. As such, we compete for executive talent with leading software and services companies as well as in the broad information technology industry. Further, because we believe that stockholders measure our performance against a wide array of technology peers, the Compensation Committee uses a peer group that consists of a broader group of high technology companies in different market segments that are of a comparable size to us. The Compensation Committee uses the peer group, as well as other relevant market data, to evaluate named executive officer pay levels (as described above). In addition, the peer group performance is used as input for setting performance targets for our annual incentive plan.

The peer group is generally reviewed on an annual basis, and may be adjusted from time to time based on a comparison of market capitalization, industry and peer group performance. We did not make any changes to our peer group for fiscal 2011. The following companies were included in our peer group analysis:

Symantec Peer Group

Adobe Systems	Analog Devices	Apple
CA	Cisco Systems	Electronic Arts
EMC	Harris Corp	Juniper Networks
Lexmark International	NetApp	Oracle
Qualcomm	Seagate Technology	Yahoo!

Appropriate Pay Mix:  Consistent with our pay-for-performance philosophy, our executive officers’ compensation is structured with a large portion of their total direct compensation paid based on the performance of the Company and the applicable business unit. In determining the mix of the various reward elements and the value of each component, the Compensation Committee takes into account the executive’s role, the competitiveness of the market for executive talent, company performance, business unit performance, internal pay equity and historical compensation. In making its determinations with regard to compensation, the Compensation Committee reviews the various compensation elements for the CEO and the other named executive officers (including base salary, target annual bonus, target and accrued award payments under the Long Term Incentive Plans, and the value of vested and unvested equity awards actually or potentially issued).

The percentage of an executive officer’s compensation opportunity that is at-risk or variable instead of fixed is based primarily on the officer’s level of influence at Symantec. Executive officers generally have a greater portion of their pay at risk through short- and long-term incentive programs than the rest of our employee population because of their relatively greater responsibility and ability to influence the Company’s performance. A materially higher proportion of the CEO’s compensation opportunity is at-risk relative to the other named executive officers because the nature of his role and ability to influence the Company’s performance. As illustrated by the following charts, for fiscal 2011, approximately 90% of our CEO’s target total direct compensation (sum of base salary, target annual incentive, target cash long-term- incentive and grant date fair value of equity awards) was performance-based, and approximately 74% was performance-based for our other named executive officers:

FY11 CEO Target Direct Compensation Mix	FY11 All Other NEOs Average Target Direct Compensation Mix

Further, the following charts illustrate the compensation pay mixes of our NEOs’ fiscal 2012 target total direct compensation which includes performance-based restricted stock units (as described further below). Notably, the proportion of at-risk pay to total pay for our NEOs will increase from fiscal 2011 to fiscal 2012.

FY12 CEO Target Direct Compensation Mix	FY12 All Other NEOs Average Target Direct Compensation Mix

*	The values of PRU grants were calculated using the grant date fair value.

The Compensation Committee, in consultation with Mercer, has conducted a risk analysis on Symantec’s compensation policies and practices, and does not believe that our compensation programs encourage excessive or inappropriate risk taking by our executives or are reasonably likely to have a material adverse effect on the Company.

Form and Mix of Long-Term Equity Incentive Compensation:  We have used two forms of equity for long-term equity incentive compensation in the last several years: stock options and restricted stock units. (See “Equity Incentive Awards” below for more information regarding the specific features of each form). For fiscal 2011, the named executive officers, other than the CEO, received approximately 57% of the value of their equity compensation in the form of restricted stock units and 43% in the form of stock options, while the CEO received approximately 50% of his equity compensation in fiscal 2011 in the form of stock options and 50% in restricted stock units. These percentages (and other percentage-based equity awards value discussed below) are based on the grant date fair value of the shares of common stock underlying the restricted stock units and the grant date fair value of the options using the Black-Scholes option pricing method. (For compensation valuation purposes, we use the same Black-Scholes option pricing method and assumptions used for recognizing expenses in our consolidated financial statements contained in our annual report on Form 10-K for fiscal year 2011. The Black-Scholes assumptions used in calculating our NEOs’ option grants are included in the Summary of Compensation Table. The awards made to our named executive officers other than the CEO are determined by the Compensation Committee after reviewing recommendations made by the CEO. In determining its recommendations to the independent directors of the Board, in the case of CEO compensation, and in making compensation decisions with respect to other named executive officers, the Compensation Committee may consider factors such as the individual’s tenure at the Company, industry experience, current pay mix, long-term equity and cash awards previously granted to the individual, retention considerations, business unit performance, individual performance, and other factors.

COMPENSATION COMPONENTS

Compensation for our named executive officers includes the following components:

Base Salary

The Compensation Committee reviews the named executive officers’ salaries annually as part of its overall competitive market assessment and may make adjustments based on positioning relative to market, individual role and contribution levels, and our overall salary budget. The independent members of the Board of Directors review the CEO’s salary in executive session (i.e., without any executives present), and changes are considered in light of market pay assessments and the Compensation Committee’s annual CEO performance evaluation. In setting the base salaries for the other named executive officers, the Compensation Committee also considers the recommendations of the CEO based upon his annual review of their performance. Based on a compensation market assessment conducted by Mercer, the Compensation Committee made a decision to increase our CEO’s base salary to $750,000 for fiscal 2011. Prior to this increase, our CEO’s base salary had remained the same since he was promoted to Chief Operating Officer in January 2008 and was not adjusted when he was promoted to Chief Executive Officer in April 2009 due to overall company salary freezes driven by the economic environment. The increase brought our CEO’s base salary closer to the 25th percentile of CEOs within our peer group. Prior to fiscal 2011, other NEOs had not received base salary increases for 3 years except in connection with promotions. For fiscal 2011, they received a merit increase ranging from 4.8% to 11.1% based on an evaluation of individual role, performance, contribution level and market compensation position. The following table presents each named executive officer’s base salary for fiscal 2011 as compared to fiscal 2010:

	FY11	FY10	Change
	($)	($)	(%)

Enrique Salem	750,000	625,000	20.0
James A. Beer	700,000	660,000	6.1
Janice D. Chaffin	500,000	450,000	11.1
William T. Robbins	475,000	453,375	4.8
Rebecca Ranninger	420,000	400,000	5.0

Executive Annual Incentive Plan

The Executive Annual Incentive Plans for our executive officers are adopted pursuant to the Senior Executive Incentive Plan (“SEIP”) most recently approved by our stockholders in 2008. The Executive Annual Incentive Plans adopted under the SEIP are annual cash incentive plans that reward named executive officers (and other participants) for generating strong financial results for our Company in the short term. To support collaboration within the senior leadership group, all named executive officers earn incentive compensation based on performance against pre-determined corporate goals described below. The Compensation Committee may choose to measure the named executive officers’ achievement against specific business unit or individual performance targets as well.

Executive Annual Incentive Plan Target Opportunities:  Under the Executive Annual Incentive Plans for a given fiscal year, each named executive officer has a target award opportunity, expressed as a percentage of base salary, with the ability to earn above or below that target based on actual performance. Target award opportunities for our Executive Annual Incentive Plans are established by the Compensation Committee using peer group and survey data and taking into account other factors. The following table presents each named executive officer’s target bonus opportunity actual and as a percentage of base salary for fiscal 2011 as compared to fiscal 2010:

	FY11 Target	FY10 Target	FY11	FY10	Change
	% of Base	% of Base	($)	($)	(%)

Enrique Salem	150	125	1,125,000	781,250	44.0
James A. Beer	90	80	630,000	528,000	19.3
Janice D. Chaffin	90	80	450,000	360,000	25.0
William T. Robbins	80	80	380,000	362,700	4.8
Rebecca Ranninger	60	60	252,000	240,000	5.0

The award opportunities for fiscal 2011 were determined based on the relevant market composite, the desired mix between cash and equity-based incentive pay, internal pay equity goals, and the role of the named executive officer. Taking into account these factors, for fiscal 2011, the Compensation Committee increased the target award opportunity as a percentage of base salary for Enrique Salem, James Beer and Janice Chaffin to be closer to the median level of relevant market composite. In addition, Mr. Salem’s target award opportunity was increased to place additional emphasis on performance-based variable pay relative to his total direct compensation.

At the time award opportunities are established, there is no assurance that the amount of the target awards will be realized. Each named executive officer must achieve threshold performance for each metric established in the named executive officer’s executive annual incentive plan to receive any payment for such metric. The payout under the Executive Annual Incentive Plan is also capped at different levels based on the performance metric.

Executive Annual Incentive Plan Performance Measures and Target Setting:  Executive Annual Incentive Plan performance targets are established at or about the beginning of each plan year. Our management develops proposed goals with reference to a variety of factors, including our historical performance, internal budgets, market and peer performance, and external expectations for our performance. The Compensation Committee reviews, adjusts as necessary, and approves the goals, the range of performance, and the weighting of the goals. Following the end of each fiscal year, the Compensation Committee reviews our actual performance against the performance measures established in the fiscal year’s Executive Annual Incentive Plans (after making any appropriate adjustments to such measures for the effects of corporate events, that were not anticipated in establishing the performance measures), determines the extent of achievement and approves annual cash incentives, if warranted. In determining the achievement of performance goals for fiscal 2011, the Compensation Committee made adjustments to both the revenue and Non-GAAP EPS targets for several acquisitions made during the year. The determination of awards for the revenue and Non-GAAP EPS metrics is formulaic, while the business unit performance metric is determined based on a qualitative evaluation of business unit performance against pre-established operational and strategic goals. Although the Compensation Committee has the discretion to adjust awards as appropriate, it did not exercise such discretion for fiscal 2011.

The performance measures and weightings under the Fiscal Year 2011 Executive Annual Incentive Plans for the named executive officers were as follows:

			Business
		Non-GAAP	Unit
	Revenue	EPS	Performance

CEO	50%	50%	0%
Other NEOs	50%	20%	30%

We used the above performance metrics because:

•	Over time, revenue and Non-GAAP EPS measures have strongly correlated with stockholder value creation for Symantec;

•	Improvement in revenue and Non-GAAP EPS measures aligns with our overall growth strategy;

•	The revenue and Non-GAAP EPS measures are transparent to investors and are included in our quarterly earnings releases;

•	The revenue and Non-GAAP EPS measures balance growth and profitability;

•	The performance goals used for the business unit performance component align with our operational and strategic objectives; and

•	The business unit performance metric provides a balance in incentive compensation as it focuses on both operational excellence and strategic goals.

Revenue and non-GAAP EPS performance targets are established based on a range of inputs, including external market economic conditions, growth outlooks for our product portfolio, the competitive environment, our internal budgets, and market expectations. If results for a goal are below threshold, the funding level for that goal is 0%, and participants will be paid no incentive compensation for that goal. A threshold performance level resulted in a payout of 70% of the target opportunity in the case of revenue and 75% of the target opportunity in the case of EPS. At target, the goal is funded at the 100% level. Below target, the payout for revenue achievement decreases by 5% of the target opportunity for each additional 1% below target revenue achievement levels (assuming the threshold is met). Above target, the payout for revenue achievement increases by 10% of the target opportunity for each additional 1% above target achievement levels up to 10% over target for a maximum payout of 200% of the target opportunity. For EPS, the payout increases or decreases by 5% of the target opportunity for each additional 1% above or below target achievement levels (assuming the threshold is met), subject to a cap of a 150% payout upon 110% achievement. The following table summarizes the foregoing discussion of threshold, target and maximum performance levels and the relative payout at each level under the Fiscal Year 2011 Executive Annual Incentive Plans:

	Revenue		EPS
	Performance	Payout	Performance	Payout as
	as % of	as % of	as % of	% of
	Target	Target	Target	Target

Threshold	94	70	95	75
Target	100	100	100	100
Maximum	110	200	110	150

The performance objectives used to determine the achievement of a business unit performance are established at or shortly after the beginning of the fiscal year. The objectives chosen are measurable goals and published internally within the Company. Each business unit sets its objectives in the following four areas and results are monitored quarterly:

•	Business Results

•	Customer and Partner Loyalty

•	Operational Excellence

•	Employee Engagement

The CEO evaluates the performance level of each named executive officer’s business unit against the pre-determined goals following the end of fiscal year, then makes recommendations to the Compensation Committee. The Compensation Committee then reviews the CEO’s compensation recommendations for the other named executive officers, makes any appropriate adjustments, and approves their compensation. The potential payout for this metric ranges from 0% to 150% based on achievement of these preset goals.

Fiscal Year 2011 Results

For fiscal 2011, our revenue target was $6,325 million and our non-GAAP EPS target was $1.35 per share. The Company performed at 96% of the revenue goal, resulting in an 80% payout for that portion of the plan based on the plan target amount, and performed at 106% of the non-GAAP EPS goal, resulting in a payout for that portion of the plan at 130% of the plan target amount. For purposes of calculating achievements under these goals, foreign exchange movements were held constant at plan rates, pursuant to the terms of the plans. In general, business unit performance was above target for each of our named executive officers whose award included a business unit performance goal. Our NEOs’ fiscal 2011 total payout as percentage of target opportunity and total payout amounts are provided in the table below:

	Total Payout as	Payout
	% of Target	Amount ($)

Enrique Salem	105	1,181,250
James A. Beer	104	652,050
Janice D. Chaffin	95	425,250
William T. Robbins	108	410,400
Rebecca Ranninger	101	253,260

Long Term Incentive Plan (LTIP)

In May 2010, the Compensation Committee approved our LTIP for fiscal 2011. Under the terms of the FY11 LTIP, named executive officers are eligible to receive performance-based compensation based upon the level of attainment of target operating cash flow for the fiscal year ending April 1, 2011. The Compensation Committee implemented the FY11 LTIP to provide an ongoing retention and performance incentive by balancing option and restricted stock unit vesting periods (four years each) with a component that will enhance the alignment to long-term financial performance. The FY11 LTIP was adopted pursuant to the SEIP most recently approved by our stockholders in 2008.

FY11 LTIP Target Opportunities:  The target bonus amounts under the FY11 LTIP were $2,000,000 for Enrique Salem and $300,000 for each of the other named executive officers.

FY11 LTIP Performance Measure and Target Setting:  Under the FY11 LTIP, the long-term incentive metric is measured at the end of the one-year performance period (i.e., the end of fiscal 2011) and, subject to the meeting of the performance target(s) and satisfaction of continuing service requirements, will be paid following the last day of the second fiscal year following the end of the performance period (i.e., the end of fiscal 2013). We believe the combination of these performance goals and this time-based vesting period provide appropriate performance incentives and promote the long-term retention of our executive officers. By basing the FY11 LTIP payout on operating cash flow, the plan focuses on a specific, measurable corporate goal that is aligned with generating stockholder value, and provides performance-based compensation based upon the actual achievement of the goal. We believe that the exclusive metric of operating cash flow, as opposed to revenue or EPS, appropriately focuses our executives on tangible growth and cost reduction opportunities. Operating cash flow is also a direct measure of business success and balances the annual plan measures that are not subject to some of the timing issues associated with the accounting rules relating to revenue and EPS, which can lead to fluctuations in results that are not necessarily directly tied to our business success.

A participant is eligible for 25% of the target FY11 LTIP award if at least 85% of budgeted operating cash flow target is achieved with respect to the performance period and for up to 200% of the target FY11 LTIP award if at least 120% of budgeted operating cash flow is attained with respect to the performance period. The following table presents the threshold, target and maximum performance levels of the operating cash flow target as a percentage of the performance target and the relative payout at each level as a percentage of the applicable target opportunity under the FY11 LTIP:

	Cash Flow from Operations
	Performance as	Payout as
	% of Target	% of Target

Threshold	85	25
Target	100	100
Maximum	120	200

At the time award opportunities are established, there is no assurance that the amount of the target awards will be realized. A participant must be an employee of the Company on the payment date to receive the payment, creating a strong incentive for our executive officers to serve through the payment date for these awards. Subject to certain limited exceptions, a participant who terminates his or her employment with the Company before the payment date will not be eligible to receive the payment or any prorated portion thereof.

For fiscal 2011, our operating cash flow target was $1,611 million and we achieved 111% of our target, resulting in a payout of 155% of target bonus amounts under our FY11 LTIP for our named executive officers who remain our employees as of the end of fiscal 2013. This level of achievement against target compares to our reported increase in cash flow from operations of approximately 6% from fiscal 2010 to fiscal 2011.

Our NEOs’ fiscal 2011 LTIP target awards, actual awards and total payout as percentage of target opportunity are provided in the table below:

	LTIP	LTIP Actual	Payout as
	Target ($)	Award ($)	% of Target

Enrique Salem	2,000,000	3,100,000	155
James A. Beer	300,000	465,000	155
Janice D. Chaffin	300,000	465,000	155
William T. Robbins	300,000	465,000	155
Rebecca Ranninger	300,000	465,000	155

Equity Incentive Awards

The primary purpose of our equity incentive awards is to align the interests of our named executive officers with those of our stockholders by rewarding the named executive officers for creating stockholder value over the long-term. By compensating our executives with the Company’s equity, our executives hold a stake in the Company’s financial future. The gains realized in the long term depend on our executives’ ability to drive the financial performance of the Company. Equity incentive awards are also a useful vehicle for attracting and retaining executive talent in our competitive talent market.

Our 2004 Equity Incentive Plan provides for the award of stock options, stock appreciation rights, restricted stock, and restricted stock units (including performance-based restricted stock units). We granted named executive officers stock options and restricted stock units in fiscal 2011 (as described in more detail below, including under the Summary Compensation Table and Grants of Plan-Based Awards table on pages 50 and 52, respectively). We also offer all employees the opportunity to participate in the 2008 Employee Stock Purchase Plan, which allows for the purchase of our stock at a discount to the fair market value through payroll deductions. This plan is designed to comply with Section 423 of the Code. During fiscal 2011, four named executive officers participated in the 2008 Employee Stock Purchase Plan.

We seek to provide equity incentive awards that are competitive with companies in our peer group and the other information technology companies that the Compensation Committee includes in its market composite. As such, we establish target equity incentive award grant guideline levels for the named executive officers based on market pay assessments. When making annual equity awards to named executive officers, we consider corporate results during the past year, the role, responsibility and performance of the individual named executive officer, the competitive market assessment described above, prior equity awards, and the level of vested and unvested equity awards then held by each named executive officer. In making equity awards, we also generally take into consideration gains recognizable by the executive from equity awards made in prior years. Mercer provides the Compensation Committee with market data on these matters, as well as providing to the Compensation Committee summaries of the prior grants made to the individual named executive officers.

For fiscal 2011, on average 57% of the named executive officers’ (other than the CEO) equity incentive award value was granted in the form of restricted stock units and approximately 43% in the form of stock options. The CEO’s equity incentive award value for fiscal 2011 was approximately equally distributed between restricted stock units and stock options.

Stock Options:  Stock options provide an incentive for executives to drive long-term share price appreciation through the development and execution of effective long-term strategies. Stock option value is only realized if the trading price of our common stock increases so that option holder interests are therefore aligned with stockholder interests. Stock options are issued with exercise prices at 100% of the grant-date fair market value to assure that executives will receive a benefit only when the trading price increases. Stock option awards generally have value for the executive only if the executive remains employed with us for the period required for the shares to vest. Stock options granted in fiscal 2011 vest 25% after the first year and on a monthly basis thereafter for the next 36 months, and, if not exercised, expire in a maximum of seven years (or earlier in the case of termination of employment). Providing for four-year option vesting creates retention value and is in line with market practices among companies in our market composite. (Details of stock options granted to the named executive officers in fiscal 2011 are disclosed in the Summary Compensation Table and Grants of Plan-Based Awards table included on pages 50 and 52, respectively.)

Restricted Stock Units (RSUs):  RSUs represent the right to receive one share of Symantec common stock for each RSU vested upon the settlement date, which is the date on which certain conditions, such as continued employment with us for a pre-determined length of time, are satisfied. The Compensation Committee believes that RSUs align the interests of the named executive officers with the interests of the stockholders because the value of these awards appreciate if the trading price of our common stock appreciates, and also have retention value even during periods in which our trading price does not appreciate, which supports continuity in the senior management team.

Shares of our stock are issued to RSU holders as the awards vest. The vesting schedule for RSUs granted to our named executive officers in fiscal 2011 provided that each award vests in four equal annual installments. (Details of RSUs granted to the named executive officers in fiscal 2011 are disclosed in the Summary Compensation Table and Grants of Plan-Based Awards table on pages 50 and 52, respectively.)

The following table summarizes the value of our NEOs’ total target long-term incentive compensation awarded (sum of stock option and RSU grant date fair value and LTIP target award) in fiscal 2011 and 2010. With the exception of Janice Chaffin, our NEOs’ total target long-term incentive compensation value declined in fiscal 2011, both because they received comparatively fewer options and RSUs in fiscal 2011 and because the grant date value of Symantec’s stock was slightly lower in fiscal 2011 than in fiscal 2010. Ms. Chaffin’s total target long-term incentive compensation value increased because she received a larger equity grant in fiscal year 2011 as a result of the strong performance of the consumer business unit during fiscal 2010, which included the successful launch of the Company’s new eCommerce store.

	FY11 ($)	FY10 ($)	Change (%)

Enrique Salem	5,444,458	7,286,993	−25.3
James A. Beer	1,203,460	1,597,146	−24.6
Janice D. Chaffin	1,203,460	1,093,548	10.1
William T. Robbins	899,836	1,827,775	−50.8
Rebecca Ranninger	933,163	1,062,418	−12.2

Performance-based Restricted Stock Units (PRUs):  For fiscal 2012, the Compensation Committee granted PRUs for the first time in furtherance of our pay for performance philosophy. These PRU grants were in lieu of the stock options that we have historically awarded as a part of our annual executive compensation program. While this development did not impact compensation decisions during fiscal 2011, implementation of this program represents an important step taken by our Compensation Committee to continue to drive a pay-for-performance culture with a component explicitly linked to total stockholder return. Unlike our restricted stock unit awards, the shares underlying the PRUs awarded for fiscal 2012 are eligible to be earned only if we achieve the same non-GAAP EPS goal for the FY12 Executive Annual Incentive Plan for fiscal 2012. Depending on our achievement of this goal, 0% to 133% of the target shares will be eligible to be earned at the end of fiscal 2013 and 2014, based on, and subject to further adjustment as a result of, the achievement of the total stockholder return (“TSR”) ranking for our company as compared to the S&P 500. If any target shares become eligible (the “eligible shares”) to be earned in fiscal 2013 and 2014 as a result of achievement of the non-GAAP EPS goal for fiscal 2012, then 50% to 150% of one-half of the eligible shares may be earned based on the achievement of the TSR goal for the two years ended March 29, 2013 and

50% to 150% of one-half of the eligible shares (plus any eligible shares not earned on March 29, 2013 if less than 100% of the TSR goal is achieved for the two-year period then ended) may be earned based on the achievement of the TSR goal for the three years ended March 28, 2014. Subject to certain exceptions (including acceleration of vesting upon a change in control of the company under the terms of the Symantec Executive Retention Plan, as amended), the award shall vest, if at all, only at the end of the third year of the performance period (i.e., fiscal 2014), and the named executive officer must be employed by us at the end of such period in order to vest in the award.

Burn Rate and Dilution:  We closely manage how we use our equity to compensate employees. We think of “gross burn rate” as the total number of shares granted under all of our equity incentive plans during a period divided by the weighted average number of shares of common stock outstanding during that period and expressed as a percentage. We think of “net burn rate” as the total number of shares granted under all of our equity incentive plans during a period, minus the total number of shares returned to such plans through awards cancelled during that period, divided by the weighted average number of shares of common stock outstanding during that period, and expressed as a percentage. “Overhang” we think of as the total number of shares underlying options and awards outstanding plus shares available for issuance under all of our equity incentive plans at the end of a period divided by the weighted average number of shares of common stock outstanding during that period and expressed as a percentage. For purposes of these calculations, each full-value award grant (e.g., restricted stock unit) is treated as the equivalent of the grant of two options in order to recognize the economic difference in the equity vehicle types. The Compensation Committee determines the percentage of equity to be made available for our equity programs with reference to the companies in our market composite. In addition, the Compensation Committee considers the accounting costs that will be reflected in our financial statements when establishing the forms of equity to be granted and the size of the overall pool available. For fiscal 2011, our gross burn rate was 3.5%, our net burn rate was 3.28%, and our overhang was 23.43%. Our burn rate was somewhat higher than our historical average in fiscal 2011 largely due to the equity awards granted to employees in connection with our acquisition of the identity and authentication business of VeriSign.

Equity Grant Practices:  The Compensation Committee generally approves grants to the named executive officers at its first meeting of each fiscal year, or thereafter through subsequent action. The grant date for all stock options and RSUs granted to employees, including the named executive officers, is generally the 10th day of the month following the applicable meeting. If the 10th day is not a business day, the grant is generally made on the previous business day. The exercise price for stock options is the closing price of our common stock, as reported on the Nasdaq Global Select Market, on the date of grant. The Compensation Committee does not coordinate the timing of equity awards with the release of material nonpublic information. RSUs may be granted from time to time throughout the year, but all RSUs generally vest on either March 1, June 1, September 1 or December 1 for administrative reasons.

Change of Control and Severance Arrangements:  The vesting of certain stock options and RSUs held by our named executive officers will accelerate if they experience an involuntary (including constructive) termination of employment under certain circumstances. For additional information about these arrangements, see “— Other Benefits — Change of Control and Severance Arrangements” below and “Potential Payments Upon Termination or Change in Control,” below.

Retention and Other Awards

Certain business conditions may warrant using additional compensation approaches to attract, retain or motivate executives. Such conditions include acquisitions and divestitures, attracting or retaining specific or unique talent, and recognition for exceptional contributions. In these situations, the Compensation Committee considers the business needs and the potential costs and benefits of special rewards. No retention awards were provided to our named executive officers in fiscal 2011 as the overall composition and amount of other reward elements was judged to be sufficient to provide an appropriate incentive and retention level.

Other Benefits

All named executive officers are eligible to participate in our 401(k) plan (which includes our matching contributions), health and dental coverage, life insurance, disability insurance, paid time off, and paid holidays on the same terms as are available to all employees generally. These rewards are designed to be competitive with overall market practices, and are in place to attract and retain the talent needed in the business. In addition, named executive officers are eligible to participate in the deferred compensation plan, and to receive other benefits described below.

Deferred Compensation:  Symantec’s named executive officers are eligible to participate in a nonqualified deferred compensation plan that provides management employees on our U.S. payroll with a base salary of $150,000 or greater (including our named executive officers) the opportunity to defer up to 75% of base salary and 100% of cash bonuses for payment at a future date. This plan is provided to be competitive in the executive talent market, and to provide executives with a tax-efficient alternative for receiving earnings. One of our named executive officers participated in this plan during fiscal 2011. The plan is described further under “Non-Qualified Deferred Compensation in Fiscal 2011,” on page 55.

Additional Benefits:  Symantec’s named executive officers typically do not receive perquisites, except in limited circumstances when deemed appropriate by the Compensation Committee. For example, an additional benefit available to named executive officers is reimbursement for up to $10,000 for financial planning services. The Compensation Committee provides certain perquisites because it believes they are for business-related purposes or are prevalent in the marketplace for executive talent. The value of the perquisites we provide are taxable to the named executive officers and the incremental cost to us for providing these perquisites is reflected in the Summary Compensation Table. (These benefits are disclosed in the All Other Compensation column of the Summary Compensation Table on page 50).

Change in Control and Severance Arrangements:  Our Executive Retention Plan provides participants with double trigger acceleration of equity awards, where equity vesting is only accelerated in the event the individual’s employment is terminated without cause, or is constructively terminated, within 12 months after a change in control of the Company (as defined in the plan). We believe that the double trigger acceleration provision appropriately achieves the intent of the plan without providing an undue benefit to executives who continue to be employed following a change in control transaction. The intent of the plan is to enable named executive officers to have a balanced perspective in making overall business decisions in the context of a potential acquisition of the Company, as well as to be competitive with market practices. The Compensation Committee believes that change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key talent would leave the Company before a transaction closes. We typically do not provide other change of control or severance arrangements to our executive officers, although in connection with his promotion to CEO in 2009, we entered into an employment agreement with Enrique Salem that provides him with certain benefits upon the involuntary termination of his employment under certain circumstances, including acceleration of vesting and severance payments in connection with a change of control. We do not provide for gross-ups of excise tax values under Section 4999 of the Internal Revenue Code. Rather, we allow the named executive officer to reduce the benefit received or waive the accelerated vesting of options to avoid excess payment penalties. Details of each individual named executive officer’s benefits, including estimates of amounts payable in specified circumstances, are disclosed under “Potential Payments Upon Termination or Change in Control” below.

SUPPLEMENTARY POLICIES AND CONSIDERATIONS

We use several additional policies to ensure that the overall compensation structure is responsive to stockholder interests and competitive with the market. Specific policies include:

Stock Ownership Requirements

To ensure that our executive management team’s interests are aligned with our stockholders, we instituted stock ownership requirements in October 2005. Minimum ownership levels are based on the executive’s level:

•	CEO: 150,000 shares

•	CFO: 85,000 shares

•	Group Presidents and Executive Vice Presidents: 35,000 shares

•	Chief Accounting Officer (if not otherwise included above): 20,000 shares

Each person holding one of the positions listed above is required to acquire and thereafter maintain the stock ownership required within four years of becoming an executive of Symantec (or four years following the adoption date of these guidelines).

Stock options and unvested restricted stock awards or restricted stock units do not count toward stock ownership requirements. Until an executive meets the applicable stock ownership requirement, the executive is encouraged to retain a percentage of any shares received as a result of the exercise of any stock option or other equity award, net of the applicable exercise price and tax withholdings.

As of August 1, 2011, all named executive officers have reached the stated ownership requirements. See the table below for individual ownership levels relative to the executive’s ownership requirement.

	Ownership
	Requirement	Holdings as of
Named Executive Officer	(# of shares)	August 1, 2011

Enrique Salem	150,000	260,524
James A. Beer	85,000	100,976
Janice D. Chaffin	35,000	44,642
William T. Robbins	35,000	59,331
Rebecca Ranninger	35,000	118,310

Recoupment Policies (Clawbacks)

Since fiscal 2009, we have included provisions within our executive annual incentive plans to the effect that we will seek reimbursement of excess incentive cash compensation if our financial statements are the subject of a restatement due to error or misconduct. Our long-term incentive plans have contained such provisions since their inception during fiscal 2008.

Certain Other Securities Matters

Our Insider Trading Policy prohibits all directors and employees from short-selling Symantec stock or engaging in transactions involving Symantec-based derivative securities, including, but not limited to, trading in Symantec-based option contracts (for example, buying and/or writing puts and calls).

In addition, our Insider Trading Policy requires that our Chief Executive Officer, Chief Financial Officer, and each of our directors conduct open market sales of our securities only through use of stock trading plans adopted pursuant to Rule 10b5-1 of the Exchange Act. Rule 10b5-1 allows insiders to sell and diversify their holdings in our stock over a designated period by adopting pre-arranged stock trading plans at a time when they are not aware of material nonpublic information about us, and thereafter sell shares of our common stock in accordance with the terms of their stock trading plans without regard to whether or not they are in possession of material nonpublic information about the Company at the time of the sale. All other executives are strongly encouraged to trade using 10b5-1 plans.

Tax and Accounting Considerations on Compensation

The financial reporting and income tax consequences to the Company of individual compensation elements are important considerations for the Compensation Committee when it reviews compensation practices and makes compensation decisions. While structuring compensation programs that result in more favorable tax and financial reporting treatment is a general principle, the Compensation Committee balances these goals with other business needs that may be inconsistent with obtaining the most favorable tax and accounting treatment for each component of its compensation.

Deductibility by Symantec.  Under Section 162(m) of the Internal Revenue Code, we may not receive a federal income tax deduction for compensation that is not performance-based (as defined in the Section 162(m) rules) paid to the Chief Executive Officer and the next three most highly compensated executive officers (other than our Chief Financial Officer) to the extent that any of these persons receives more than $1,000,000 in nonperformance-based compensation in any one year. While the Compensation Committee considers the Company’s ability to deduct compensation amounts paid or to be paid to its executive officers in determining appropriate levels or manner of compensation, it may from time to time approve additional amounts of compensation that are not fully deductible under Section 162(m).

Salaries for the named executive officers do not qualify as performance-based compensation; however, as no officer received salary in excess of $1,000,000 during fiscal 2011, the entire amount of salaries paid to our named executive officers is deductible. Our executive annual incentive plan is structured so that it is performance-based and therefore deductible. We believe that all of the stock options granted to the named executive officers under our 1996 Equity Incentive Plan and 2004 Equity Incentive Plan qualify under Section 162(m) as performance-based compensation and that all amounts of compensation related to options held by our named executive officers should be fully deductible. Our RSU grants vest on a time-based vesting schedule and therefore are not considered performance-based under the Section 162(m) rules. Accordingly, amounts of compensation related to RSUs held by our named executive officers may not be fully deductible (depending upon the value of our stock, and the amount of other nonperformance-based compensation an officer has during the year in which any portion of an RSU vests). Our cash long term incentive plan may not be considered performance-based under the Section 162(m) rules because of its feature providing for a prorated payout upon involuntary termination without cause.

Tax Implications for Officers.  Section 409A of the Internal Revenue Code imposes additional income taxes on executive officers for certain types of deferred compensation that do not comply with Section 409A. The Company attempts in good faith to structure compensation so that it either conforms with the requirements of or qualifies for an exception under Code Section 409A. Section 280G of the Internal Revenue Code imposes an excise tax on payments to executives of severance or change of control compensation that exceed the levels specified in the Section 280G rules. Our named executive officers could receive the amounts shown in the section entitled “Potential Payments Upon Termination or Change in Control” (beginning on page 55 below) as severance or change of control payments that could implicate this excise tax. As mentioned above, we do not offer our officers as part of their change of control benefits any gross-ups related to this excise tax under Code Section 4999.

Accounting Considerations.  The Compensation Committee also considers the accounting and cash flow implications of various forms of executive compensation. In its financial statements, the Company records salaries and performance-based compensation incentives as expenses in the amount paid, or to be paid, to the named executive officers. Accounting rules also require the Company to record an expense in its financial statements for equity awards, even though equity awards are not paid as cash to employees. The accounting expense of equity awards to employees is calculated in accordance with the requirements of FASB Accounting Standards Codification Topic 718. The Compensation Committee believes, however, that the many advantages of equity compensation, as discussed above, more than compensate for the non-cash accounting expense associated with them.

Compensation Committee Interlocks and Insider Participation

The members of Symantec’s Compensation Committee during fiscal 2011 were Stephen M. Bennett, Michael A. Brown, Geraldine B. Laybourne, David L. Mahoney and Daniel H. Schulman. None of the members of Symantec’s Compensation Committee in fiscal 2011 was at any time during fiscal 2011 or at any other time an officer or employee of Symantec or any of its subsidiaries, and none had or have any relationships with Symantec that are required to be disclosed under Item 404 of Regulation S-K. None of Symantec’s executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during fiscal 2011.

Compensation Committee Report

The information contained in the following report of Symantec’s Compensation Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Symantec under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Symantec specifically incorporates it by reference.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement.

By: The Compensation Committee of the Board of Directors:

Stephen M. Bennett
Michael A. Brown
Geraldine B. Laybourne
David L. Mahoney
Daniel H. Schulman (Chair)

Summary of Compensation

The following table shows for the fiscal year ended April 1, 2011, compensation awarded to or paid to, or earned by, our Chief Executive Officer, our Chief Financial Officer and the three most highly compensated executive officers who were serving as executive officers (other than as our Chief Executive Officer or Chief Financial Officer) at April 1, 2011 (the “Named Executive Officers” or “NEOs”).

Summary Compensation Table for Fiscal 2011

						Non-Equity
				Stock	Option	Incentive Plan		All Other
	Fiscal	Salary	Bonus	Awards	Awards	Compensation		Compensation		Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)		($)		($)

Enrique Salem	2011	750,000	—	1,732,800	1,711,658	4,281,250	(3)	33,975	(4)	8,509,683
President and Chief Executive	2010	625,000	—	2,398,200	2,888,793	3,092,969	(5)	17,387	(6)	9,022,349
Officer	2009	625,000	—	999,500	1,267,848	1,246,875	(7)	15,756	(8)	4,154,979
James A. Beer	2011	700,000	—	505,400	398,060	1,117,050	(9)	19,632	(10)	2,740,142
Executive Vice President,	2010	660,000	—	720,040	547,106	747,120	(11)	12,949	(12)	2,687,215
Chief Financial Officer	2009	660,000	—	599,700	528,270	884,700	(13)	8,998	(14)	2,681,668
Janice D. Chaffin	2011	500,000	—	505,400	398,060	890,250	(15)	60,631	(16)	2,354,341
Group President, Consumer Business Unit
William T. Robbins	2011	475,000	—	361,000	238,836	875,400	(17)	35,427	(18)	1,985,663
Executive Vice President,	2010	453,375	—	812,930	684,845	625,800	(19)	194,627	(20)	2,771,577
Worldwide Sales and Services
Rebecca Ranninger	2011	420,000	—	346,560	286,603	718,260	(21)	6,150	(22)	1,777,573
Executive Vice President, Chief Human Resources Officer

(1)	Amounts shown in this column reflect the aggregate full grant date fair value calculated in accordance with FASB Accounting Standards Codification Topic 718 for stock awards granted during the fiscal year.

(2)	Amounts shown in this column reflect the aggregate full grant date fair value calculated in accordance with FASB Accounting Standards Codification Topic 718 for option awards granted during the fiscal year. We calculate the grant date fair value of stock options using the Black-Scholes option pricing model. The following table includes the assumptions used to calculate the aggregate grant date fair value of awards reported for fiscal 2011, 2010, and 2009. We do not currently pay cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The assumptions listed below are consistent with the assumptions that we used to report stock option valuations and expense in the consolidated financial statements contained in our annual report on Form 10-K for fiscal year 2011:

		Expected	Risk-Free
Grant Date	Volatility (%)	Life (Years)	Interest Rate (%)

6/10/2010	34.02	3.51	1.93
5/11/2009	43.94	3.38	1.46
4/10/2009	43.94	3.38	1.46
5/9/2008	34.53	3.12	2.06

(3)	This amount represents (a) $1,181,250 for Mr. Salem’s executive annual bonus under his Executive Annual Incentive Plan for fiscal 2011, which was earned in fiscal 2011 and paid in fiscal 2012, and (b) $3,100,000 accrued on Mr. Salem’s behalf for performance during fiscal 2011 under the FY11 LTIP. Mr. Salem will be eligible to receive the FY11 LTIP award if he remains employed by the Company through the last day of fiscal 2013.

(4)	This amount represents coverage of expenses related to Mr. Salem’s attendance at the Company’s FY10 sales achiever’s trip.

(5)	This amount represents (a) $292,969 for Mr. Salem’s executive annual bonus under his Executive Annual Incentive Plan for fiscal 2010, which was earned in fiscal 2010 and paid in fiscal 2011, and (b) $2,800,000 accrued on Mr. Salem’s behalf for performance during fiscal 2010 under the FY10 LTIP. Mr. Salem will be eligible to receive the FY10 LTIP award if he remains employed by the Company through the last day of fiscal 2012.

(6)	This amount represents (a) $7,387 for coverage of expenses related to Mr. Salem’s attendance at the Company’s FY09 sales achiever’s trip, and (b) $10,000 for reimbursement for tax services.

(7)	This amount represents (a) $796,875 for Mr. Salem’s executive annual bonus under his Executive Annual Incentive Plan for fiscal 2009, which was earned in fiscal 2009 and paid in fiscal 2010, and (b) $450,000 accrued on Mr. Salem’s behalf for performance during fiscal 2009 under the FY09 LTIP.

(8)	This amount represents coverage of expenses related to Mr. Salem’s attendance at the Company’s FY08 sales achiever’s trip and Board retreat.

(9)	This amount represents (a) $652,050 for Mr. Beer’s executive annual bonus under his Executive Annual Incentive Plan for fiscal 2011, which was earned in fiscal 2011 and paid in fiscal 2012, and (b) $465,000 accrued on Mr. Beer’s behalf for performance during fiscal 2011 under the FY11 LTIP. Mr. Beer will be eligible to receive the FY11 LTIP award if he remains employed by the Company through the last day of fiscal 2013.

(10)	This amount represents (a) $426 for coverage of expenses related to Mr. Beer’s attendance at the FY10 Board retreat, (b) $10,556 for membership fees, (c) $2,400 for reimbursement for tax services, and (d) $6,250 for the Company’s contributions to Mr. Beer’s account under its 401(k) plan.

(11)	This amount represents (a) $285,120 for Mr. Beer’s executive annual bonus under his Executive Annual Incentive Plan for fiscal 2010, which was earned in fiscal 2010 and paid in fiscal 2011, and (b) $462,000 accrued on Mr. Beer’s behalf for performance during fiscal 2010 under the FY10 LTIP. Mr. Beer will be eligible to receive the FY10 LTIP award if he remains employed by the Company through the last day of fiscal 2012.

(12)	This amount represents (a) $363 for coverage of expenses related to attendance at the FY09 Board retreat, (b) $879 for membership fees, (c) $5,707 for reimbursement for tax services, and (d) $6,000 for the Company’s contributions to Mr. Beer’s account under its 401(k) plan.

(13)	This amount represents (a) $673,200 for Mr. Beer’s executive annual bonus under his Executive Annual Incentive Plan for fiscal 2009, which was earned in fiscal 2009 and paid in fiscal 2010, and (b) $211,500 accrued on Mr. Beer’s behalf for performance during fiscal 2009 under the FY09 LTIP.

(14)	This amount represents coverage of expenses related to attendance at the FY08 Board retreat, reimbursement for tax services and the Company’s contributions to Mr. Beer’s account under its 401(k) plan.

(15)	This amount represents (a) $425,250 for Ms. Chaffin’s executive annual bonus under her Executive Annual Incentive Plan for fiscal 2011, which was earned in fiscal 2011 and paid in fiscal 2012, and (b) $465,000 accrued on Ms. Chaffin’s behalf for performance during fiscal 2011 under the FY11 LTIP. Ms. Chaffin will be eligible to receive the FY11 LTIP award if she remains employed by the Company through the last day of fiscal 2013.

(16)	This amount represents (a) $52,726 for coverage of expenses related to Ms. Chaffin’s attendance at the Company’s FY10 sales achiever’s trip, (b) $1,530 for reimbursement for tax services, and (c) $6,375 for the Company’s contributions to Ms. Chaffin’s account under its 401(k) plan.

(17)	This amount represents (a) $410,400 for Mr. Robbins’ executive annual bonus under his Executive Annual Incentive Plan for fiscal 2011, which was earned in fiscal 2011 and paid in fiscal 2012, and (b) $465,000 for Mr. Robbins’ performance during fiscal 2011 under the FY11 LTIP. Mr. Robbins will be eligible to receive the FY11 LTIP award if he remains employed by the Company through the last day of fiscal 2013.

(18)	This amount represents (a) $33,115 for coverage of expenses related to Mr. Robbins’ attendance at the Company’s FY10 sales achiever’s trip, (b) $1,018 for coverage of expenses related to attendance at the Company’s FY10 Board retreat, and (c) $1,294 for reimbursement for tax services.

(19)	This amount represents (a) $163,800 for Mr. Robbins’ executive annual bonus under his Executive Annual Incentive Plan for fiscal 2010, which was earned in fiscal 2010 and paid in fiscal 2011, and (b) $462,000 accrued on Mr. Robbins’ behalf for performance during fiscal 2010 under the FY10 LTIP. Mr. Robbins will be eligible to receive the FY10 LTIP award if he remains employed by the Company through the last day of fiscal 2012.

(20)	This amount represents (a) $1,182 for retroactive pay, (b) $179,634 for an Expatriate US Tax Payment gross up, (c) $12,207 for coverage of expenses related to attendance at the Company’s FY09 sales achiever’s trip, (d) $857 for coverage of expenses related to attendance at the FY09 Board retreat, and (e) $747 for reimbursement for tax services.

(21)	This amount represents (a) $253,260 for Ms. Ranninger’s executive annual bonus under her Executive Annual Incentive Plan for fiscal 2011, which was earned in fiscal 2011 and paid in fiscal 2012, and (b) $465,000 accrued on Ms. Ranninger’s behalf for performance during fiscal 2011 under the FY11 LTIP. Ms. Ranninger will be eligible to receive the FY11 LTIP award if she remains employed by the Company through the last day of fiscal 2013.

(22)	This amount represents the Company’s contributions to Ms. Ranninger’s account under its 401(k) plan.

The following table shows for the fiscal year ended April 1, 2011, certain information regarding grants of plan-based awards to the Named Executive Officers from our incentive plans:

Grants of Plan-Based Awards in Fiscal 2011

								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
								Number of	Number of	Exercise or	Fair Value
		Estimated Future Payouts Under Non-Equity						Shares of	Securities	Base Price	of Stock
		Incentive Plan Awards						Stock or	Underlying	of Option	and Option
	Grant	Threshold		Target		Maximum		Units	Options	Awards	Awards
Name	Date(2)	($)		($)		($)		(#)	(#)	($/Sh)	($)

Enrique Salem	6/10/10	815,625	(1)	1,125,000	(1)	1,968,750	(1)	120,000	430,000	14.44	3,444,458
		500,000	(3)	2,000,000	(3)	4,000,000	(3)
James A. Beer	6/10/10	456,750	(1)	630,000	(1)	1,102,500	(1)	35,000	100,000	14.44	903,460
		75,000	(3)	300,000	(3)	600,000	(3)
Janice D. Chaffin	6/10/10	326,250	(1)	450,000	(1)	787,500	(1)	35,000	100,000	14.44	903,460
		75,000	(3)	300,000	(3)	600,000	(3)
William T. Robbins	6/10/10	275,500	(1)	380,000	(1)	665,000	(1)	25,000	60,000	14.44	599,836
		75,000	(3)	300,000	(3)	600,000	(3)
Rebecca Ranninger	6/10/10	182,700	(1)	252,000	(1)	441,000	(1)	24,000	72,000	14.44	633,163
		75,000	(3)	300,000	(3)	600,000	(3)

(1)	Represents threshold, target and maximum payouts with respect to each applicable metric under the FY11 Executive Annual Incentive Plan.

(2)	Represents grant date of stock awards and option awards.

(3)	Represents threshold, target and maximum payouts under the FY11 LTIP. Payment under this plan is contingent upon employment through the last day of fiscal 2013.

For a summary of the terms of the FY11 Executive Annual Incentive Plan, see “Compensation Discussion & Analysis (CD&A) — Compensation Components — Executive Annual Incentive Plans” above. For a summary of the terms of the FY11 LTIP, see “Compensation Discussion & Analysis (CD&A) — Compensation Components — Long Term Incentive Plans (LTIP)” above.

The following table shows for the fiscal year ended April 1, 2011, certain information regarding outstanding equity awards at fiscal year end for the named executive officers.

Outstanding Equity Awards At Fiscal Year-End 2011

	Option Awards							Stock Awards
		Number of	Number of					Number of		Market Value
		Securities	Securities					Shares or		of Shares or
		Underlying	Underlying					Units of		Units of
		Unexercised	Unexercised		Option			Stock That		Stock That
		Options	Options		Exercise		Option	Have Not		Have Not
		(#)	(#)		Price		Expiration	Vested		Vested
Name	Grant Date	Exercisable	Unexercisable		($)		Date	(#)		($)

Enrique Salem	6/22/2004	147,418	—		1.61,		6/22/2014,	—		—
					20.36	(1)	7/15/2013,
							12/5/2012
	10/20/2005	70,000	—		22.68		10/20/2012	—		—
	5/12/2006	175,000	—		17.02		5/12/2013	—		—
	5/10/2007	143,750	6,250	(2)	19.48		5/10/2014	—		—
	2/8/2008	77,083	22,917	(3)	17.90		2/8/2015	7,500	(4)	138,450
	5/9/2008	170,000	70,000	(5)	19.99		5/9/2015	16,667	(6)	307,673
	4/10/2009	244,375	265,625	(7)	17.13		4/10/2016	70,000	(8)	1,292,200
	6/10/2010	—	430,000	(9)	14.44		6/10/2017	90,000	(10)	1,661,400
James A. Beer	3/3/2006	300,000	—		16.98		3/3/2013	—		—
	5/10/2007	143,750	6,250	(2)	19.48		5/10/2014	—		—
	5/9/2008	70,833	29,167	(5)	19.99		5/9/2015	10,000	(11)	184,600
	5/11/2009	49,500	58,500	(12)	15.32		5/11/2016	35,250	(13)	650,715
	6/10/2010	—	100,000	(9)	14.44		6/10/2017	26,250	(14)	484,575
Janice D. Chaffin	5/6/2003	235,840	—		11.36		5/6/2013	—		—
	10/20/2004	70,000	—		27.68		10/20/2014	—		—
	12/15/2005	70,000	—		17.74		12/15/2012	—		—
	5/12/2006	125,000	—		17.02		5/12/2013	—		—
	5/10/2007	143,750	6,250	(2)	19.48		5/10/2014	—		—
	5/9/2008	63,750	26,250	(5)	19.99		5/9/2015	10,000	(11)	184,600
	5/11/2009	27,500	32,500	(12)	15.32		5/11/2016	22,500	(15)	415,350
	6/10/2010	—	100,000	(9)	14.44		6/10/2017	26,250	(14)	484,575
William T. Robbins	5/3/2002	56,209	—		23.04		5/3/2012	—		—
	11/19/2002	45,670	—		14.46		11/19/2012	—		—
	2/17/2004	50,589	—		29.39		2/17/2014	—		—
	2/15/2005	50,589	—		21.85		2/15/2012	—		—
	10/20/2005	20,000	—		22.68		10/20/2012	—		—
	6/20/2006	30,000	—		15.90		6/20/2013	—		—
	5/10/2007	40,250	1,750	(2)	19.48		5/10/2014	—		—
	7/10/2007	7,666	334	(2)	18.87		7/10/2014	—		—
	5/9/2008	35,416	14,584	(5)	19.99		5/9/2015	8,334	(16)	153,846
	4/10/2009	12,937	14,063	(7)	17.13		4/10/2016	4,500	(17)	83,070
	5/11/2009	48,125	56,875	(12)	15.32		5/11/2016	32,250	(18)	595,335
	6/10/2010	—	60,000	(9)	14.44		6/10/2017	18,750	(19)	346,125
Rebecca Ranninger	12/14/2001	12,676	—		8.21		12/14/2011	—		—
	9/4/2003	100,000	—		14.62		9/4/2013	—		—
	10/20/2004	50,000	—		27.68		10/20/2014	—		—
	10/20/2005	60,000	—		22.68		10/20/2012	—		—
	5/12/2006	100,000	—		17.02		5/12/2013	—		—
	5/10/2007	95,833	4,167	(2)	19.48		5/10/2014	—		—
	5/9/2008	53,125	21,875	(5)	19.99		5/9/2015	8,334	(16)	153,846
	5/11/2009	33,000	39,000	(12)	15.32		5/11/2016	18,000	(20)	332,280
	6/10/2010	—	72,000	(9)	14.44		6/10/2017	18,000	(21)	332,280

(1)	124,418 shares granted at $1.61 and 120,000 shares granted at $20.36.

(2)	Unvested options vest in equal installments monthly on the 10th of each month ending on 5/10/2011.

(3)	Unvested options vest in equal installments monthly on the 8th of each month ending on 2/8/2012.

(4)	7,500 shares to vest on 3/1/2012.

(5)	Unvested options vest in equal installments monthly on the 9th of each month ending on 5/9/2012.

(6)	16,667 shares to vest on 6/1/2011.

(7)	Unvested options vest in equal installments monthly on the 10th of each month ending on 4/10/2013.

(8)	35,000 shares to vest on 3/1/2012 and 35,000 shares to vest on 3/1/2013.

(9)	Unvested options vest in equal installments monthly on the 10th of each month ending on 6/10/2014.

(10)	30,000 shares to vest on 3/1/2012, 30,000 shares to vest on 3/1/2013 and 30,000 shares to vest on 3/1/2014.

(11)	10,000 shares to vest on 6/1/2011.

(12)	Unvested options vest in equal installments monthly on the 11th of each month ending on 5/11/2013.

(13)	11,750 shares to vest on 6/1/2011, 11,750 shares to vest on 6/1/2012 and 11,750 shares to vest on 6/1/2013.

(14)	8,750 shares to vest on 3/1/2012, 8,750 shares to vest on 3/1/2013, and 8,750 shares to vest on 3/1/2014.

(15)	7,500 shares to vest on 6/1/2011, 7,500 shares to vest on 6/1/2012 and 7,500 shares to vest on 6/1/2013.

(16)	8,334 shares to vest on 6/1/2011.

(17)	2,250 shares to vest on 3/1/2012 and 2,250 shares to vest on 3/1/2013.

(18)	10,750 shares to vest on 6/1/2011, 10,750 shares to vest on 6/1/2012 and 10,750 shares to vest on 6/1/2013.

(19)	6,250 shares to vest on 3/1/2012, 6,250 shares to vest on 3/1/2013, and 6,250 shares to vest on 3/1/2014.

(20)	6,000 shares to vest on 6/1/2011, 6,000 shares to vest on 6/1/2012 and 6,000 shares to vest on 6/1/2013.

(21)	6,000 shares to vest on 3/1/2012, 6,000 shares to vest on 3/1/2013 and 6,000 shares to vest on 3/1/2014.

The following table shows for the fiscal year ended April 1, 2011, certain information regarding option exercises and stock vested during the last fiscal year with respect to the Named Executive Officers:

Option Exercises and Stock Vested in Fiscal 2011

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Enrique Salem	—	—	89,167	1,493,621
James A. Beer	—	—	30,500	453,445
Janice D. Chaffin	—	—	26,250	394,625
William T. Robbins	—	—	29,458	438,129
Rebecca Ranninger	23,152	294,351	32,833	475,889

Non-Qualified Deferred Compensation in Fiscal 2011

The table below provides information on the non-qualified deferred compensation of the named executive officers for the fiscal year ended April 1, 2011.

Non-Qualified Deferred Compensation
	Executive	Registrant	Aggregate		Aggregate
	Contributions in	Contributions in	Earnings in	Aggregate	Balance at
	Last Fiscal	Last Fiscal	Last Fiscal	Withdrawals/	Last Fiscal
	Year	Year	Year	Distributions	Year-End
Name	($)	($)	($)	($)	($)

Enrique Salem	—	—	—	—	—
James A. Beer	—	—	—	—	—
Janice D. Chaffin	—	—	—	—	—
William T. Robbins	—	—	—	—	—
Rebecca Ranninger	252,150 (1)	—	162,964 (2)	304,145	1,427,844

(1)	Represents $252,150 reported under the “Salary” column of the Summary Compensation Table.

(2)	Amount reflected is not included in the “Summary Compensation Table” because the earnings are not preferential or above-market.

In fiscal 2011, certain management employees on our U.S. payroll with a base salary of $150,000 or greater, including each of the named executive officers, are eligible to participate in the Symantec Corporation Deferred Compensation Plan. The plan provides the opportunity for participants to defer up to 75% of base salary and 100% of variable pay each year. Variable pay includes all bonus and commission payments. Deferral elections must be made prior to the beginning of a calendar year and cannot be revoked as of the day immediately prior to commencement of that year. The plan is “unfunded” and all deferrals are general assets of Symantec. Amounts deferred by each participant under the plan are credited to a bookkeeping account maintained on behalf of each participant. The bookkeeping account under the plan will then be adjusted based on the performance of the measurement funds that have been selected by the participant. The measurement funds available under the plan are substantially identical to the investment funds available under our 401(k) plan. Each participant may change their measurement fund selections on a daily basis. The plan requires that benefits accumulated in the bookkeeping accounts for each participant not meeting a 5-year service requirement to be distributed to the participant following his or her termination of employment with us for any reason. If a 5-year service requirement has been met, accumulated benefits will be distributed according to the participant’s designated payment election. The plan permits us to terminate the plan and make such a distribution in the event of a change in control of Symantec. We intend to take such action in the event of a change in control of Symantec.

Potential Payments Upon Termination or Change-In-Control

Set forth below is a description of the plans and agreements (other than the Deferred Compensation Plan) that could result in potential payouts to the named executive officers in the case of their termination of employment and/or a change in control of Symantec. For information regarding potential payouts upon termination under the Deferred Compensation Plan, in which Rebecca Ranninger participates, see “Non-Qualified Deferred Compensation in Fiscal 2011” above.

Symantec Executive Retention Plan

In January 2001, the Board approved the Symantec Executive Retention Plan, to deal with employment termination resulting from a change in control of the Company. The plan was modified by the Board in July 2002, April 2006 and June 2007. Under the terms of the plan, all equity compensation awards (including, among others, stock options and restricted stock units) granted by the Company to the Company’s Section 16(b) officers (including the named executive officers) would become fully vested and, if applicable, exercisable following a change in control of the Company (as defined in the plan) after which the officer’s employment is terminated without cause or constructively terminated by the acquirer within 12 months after the change in control.

Symantec Corporation Severance Plan

During fiscal 2008, we adopted the Symantec Corporation Severance Plan, effective as of July 1, 2007, to provide severance benefits to certain eligible employees of Symantec. Individual employees must meet certain criteria in order to participate in the plan, including, among other criteria, (i) the employee is not entitled to severance under any other plan, fund, program, policy, arrangement or individualized written agreement providing for severance benefits that is sponsored or funded by Symantec, and (ii) the employee was involuntarily terminated from active employment because of market conditions or division performance resulting in elimination of their position, and not solely because of poor work performance.

Under the terms of the plan, eligible employees at the Vice President level or above receive severance payments calculated as follows: (i) severance payments equal to ten weeks of base pay if such employee has been employed by Symantec for one year or less; or (ii) severance payments equal to ten weeks of base pay plus the amount calculated by multiplying two weeks of base pay times the number of years of such employee’s employment by Symantec after the first year of employment, prorated through the termination date. If an eligible employee timely elects COBRA continuation coverage under Symantec’s group insurance plans, Symantec will also subsidize the full amount of premiums for such eligible employees for the period of time upon which severance payments are paid under the plan. Symantec will subsidize premiums for continuation coverage at the same level of coverage in effect immediately before termination of employment for the applicable employee. Eligible employees at the Vice President level are also entitled to receive six months of outplacement services, including counseling and guidance.

Payment of severance payments and COBRA premiums and provision of outplacement assistance pursuant to the Symantec Corporation Severance Plan is subject to the applicable employee’s returning a release of claims against Symantec.

Enrique Salem

In accordance with an employment agreement dated September 23, 2009 between Mr. Salem and Symantec, in the event Mr. Salem resigns for good reason (i.e., material reduction in responsibilities, position or salary) or is terminated without cause (as defined in the agreement), he is entitled to a severance payment equal to 3.375 times his annual base salary, reimbursement of COBRA premiums for up to twelve months and the vesting of his outstanding stock options and restricted stock units will be accelerated by one year.

In the event that Mr. Salem’s employment is terminated due to his death or disability, the vesting of his outstanding options will remain exercisable, notwithstanding anything in any other agreement governing such options, until the earlier of (a) a period of one year after the termination date and (b) the original term of the option.

In the event Mr. Salem is terminated without cause, not due to death or permanent disability, nor resign for good reason, that occurs during, or within the twelve (12) month period following, the consummation of a Change in Control; or within the sixty (60) day period prior to the date of a Change in Control where the Change in Control was under consideration at the time of Mr. Salem’s termination date, then Mr. Salem shall be entitled to a severance payment equal to 4.5 times his annual base salary, reimbursement of COBRA premiums for up to twelve months and full acceleration of any then-unvested stock options and restricted stock units.

The following table summarizes the value of the payouts to Mr. Salem pursuant to Mr. Salem’s employment agreement, the Symantec Executive Retention Plan, assuming a qualifying termination as of April 1, 2011 (intrinsic values of equity awards are based upon the closing price for a share of our common stock of $18.46 on April 1, 2011 minus the exercise price):

	Severance Pay	COBRA Premiums	Option Vesting	RSU Vesting

Resignation with Good Reason or Termination Without Cause or Termination Due to Death or Disability	$2,531,250	$20,738	$1,652,664	$1,646,023
Termination Without Cause or Constructive Termination within 12 Months of a Change	$3,375,000	$20,738	$3,176,893	$3,399,723

James A. Beer

The following table summarizes the value of the payouts to Mr. Beer pursuant to the Symantec Executive Retention Plan and the Symantec Corporation Severance Plan, assuming a qualifying termination as of April 1, 2011 (intrinsic values of equity awards are based upon the closing price for a share of our common stock of $18.46 on April 1, 2011 minus the exercise price):

Termination Without Cause or
Constructive Termination
Involuntary Termination Because of Market		Within 12 Months of a
Conditions or Division Performance		Change of Control
Severance Pay	COBRA Premiums	Option Vesting	RSU Vesting

$244,731	$7,526	$1,185,120	$1,319,890

Janice D. Chaffin

The following table summarizes the value of the payouts to Ms. Chaffin pursuant to the Symantec Executive Retention Plan and the Symantec Corporation Severance Plan assuming a qualifying termination as of April 1, 2011 (intrinsic values of equity awards are based upon the closing price for a share of our common stock of $18.46 on April 1, 2011 minus the exercise price):

Termination Without Cause or
Constructive Termination
Involuntary Termination Because of Market		Within 12 Months of a
Conditions or Division Performance		Change of Control
Severance Pay	COBRA Premiums	Option Vesting	RSU Vesting

$229,039	$10,034	$2,495,264	$1,084,525

William T. Robbins

The following table summarizes the value of the payouts to Mr. Robbins pursuant to the Symantec Executive Retention Plan and the Symantec Corporation Severance Plan, assuming a qualifying termination as of April 1, 2011 (intrinsic values of equity awards are based upon the closing price for a share of our common stock of $18.46 on April 1, 2011 minus the exercise price):

Termination Without Cause or
Constructive Termination
Involuntary Termination Because of Market		Within 12 Months of a
Conditions or Division Performance		Change of Control
Severance Pay	COBRA Premiums	Option Vesting	RSU Vesting

$236,952	$10,511	$866,126	$1,178,376

Rebecca Ranninger

The following table summarizes the value of the payouts to Ms. Ranninger pursuant to the Symantec Executive Retention Plan and the Symantec Corporation Severance Plan, assuming a qualifying termination as of April 1, 2011 (intrinsic values of equity awards are based upon the closing price for a share of our common stock of $18.46 on April 1, 2011 minus the exercise price):

Termination Without Cause or
Constructive Termination
Involuntary Termination Because of Market		Within 12 Months of a
Conditions or Division Performance		Change of Control
Severance Pay	COBRA Premiums	Option Vesting	RSU Vesting

$383,815	$0.00	$1,173,418	$818,406

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Person Transactions Policy and Procedures

Symantec has adopted a written related person transactions policy which provides for the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related person transactions.” The Nominating and Governance Committee reviews transactions that may be “related person transactions,” which are transactions between Symantec and any related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000, and in which the related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is any Symantec executive officer, director, nominee for director, or stockholder holding more than 5% of any class of Symantec’s voting securities, in each case, since the beginning of the previous fiscal year, and their immediate family members.

Under the policy, absent any facts or circumstances indicating special or unusual benefits to the related person, the following transactions are deemed not to be “related person transactions” (meaning the related person is deemed to not have a direct or indirect material interest in the transaction):

•	compensation to executive officers determined by Symantec’s Compensation Committee;

•	any transaction with another company at which a related person is a director or an employee (other than an executive officer) if the aggregate amount involved does not exceed the greater of $2,000,000, or three percent of that company’s total annual gross revenues, provided that the transaction involves the purchase of either company’s goods and services and the transaction is subject to usual trade terms and is in the ordinary course of business and the related person is not involved in the negotiation of the transaction;

•	any compensation paid to a director if the compensation is required to be reported in Symantec’s proxy statement;

•	any transaction where the related person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis;

•	any charitable contribution, grant or endowment by Symantec or the Symantec Foundation to a charitable organization, foundation or university at which a related person’s only relationship is as a director or an employee (other than an executive officer), if the aggregate amount involved does not exceed $120,000, or any non-discretionary matching contribution, grant or endowment made pursuant to a matching gift program;

•	any transaction where the rates or charges involved are determined by competitive bids;

•	any transaction involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; or

•	any transaction involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

Under the policy, members of Symantec’s legal department review transactions involving related persons that do not fall into one of the above categories. If they determine that a related person could have a significant interest in a transaction, the transaction is referred to the Nominating and Governance Committee. In addition, transactions may be identified through Symantec’s Code of Conduct or other Symantec policies and procedures, and reported to the Nominating and Governance Committee. The Nominating and Governance Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind or take other action with respect to the transaction.

Certain Related Person Transactions

In July 2009, Symantec entered into a dry-lease agreement for an aircraft with a company owned by Mr. Thompson, our Chairman. Pursuant to the agreement, Symantec leases the aircraft on a non-exclusive basis from Mr. Thompson’s company from time to time solely for Mr. Thompson’s business-related travel, at a dry-lease rate of $1,650 per flight hour. Pursuant to an agreement with an unrelated party, Symantec has also agreed to pay the variable operating costs of Mr. Thompson’s business travel on this aircraft. The arrangement was approved by the Nominating and Governance Committee of our Board. The Nominating and Governance Committee has determined that the amounts billed by Mr. Thompson’s company for our use of the aircraft are at or below the market rates charged by third-party commercial charter companies for similar aircraft. Symantec paid $129,690 under this arrangement during fiscal 2011.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of Symantec’s Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Symantec under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Symantec specifically incorporates it by reference.

The Audit Committee is comprised solely of independent directors, as defined by current NASDAQ listing standards, and operates under a written charter which was most recently amended by the Board on July 27, 2009. The Audit Committee oversees Symantec’s financial reporting process on behalf of the Board. Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements that were included in Symantec’s Annual Report on Form 10-K for the fiscal year ended April 1, 2011 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

The Audit Committee reviewed with Symantec’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Symantec’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 114, “The Auditor’s Communications With Those Charged with Governance.” In addition, the Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the registered public accounting firm’s communications with the Audit Committee concerning independence from management and Symantec, and has discussed with the independent registered public accounting firm the registered public accounting firm’s independence from management and Symantec.

The Audit Committee discussed with Symantec’s internal accountants and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal accountants and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of Symantec’s internal controls, and the overall quality of Symantec’s financial reporting.

The Audit Committee also received the report of management contained in Symantec’s Annual Report on Form 10-K for the fiscal year ended April 1, 2011, as well as KPMG’s Report of Independent Registered Public Accounting Firm included in Symantec’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee Symantec’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2012.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in Symantec’s Annual Report on Form 10-K for the fiscal year ended April 1, 2011 for filing with the SEC.

By: The Audit Committee of the Board of Directors:

William T. Coleman III
Frank E. Dangeard
David L. Mahoney
Robert S. Miller
V. Paul Unruh (Chair)

ADDITIONAL INFORMATION

Stockholder Proposals for the 2012 Annual Meeting

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.  Symantec’s Bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Symantec Corporation, 350 Ellis Street, Mountain View, California 94043, Attn: Corporate Secretary.

To be timely for the 2012 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by the Corporate Secretary of the Company at the principal executive offices of the Company between June 27, 2012 and July 27, 2012. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Symantec’s Bylaws.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials.  Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at Symantec’s 2012 annual meeting must be received by the Company not later than May 9, 2012 in order to be considered for inclusion in Symantec’s proxy materials for that meeting.

Available Information

Symantec will mail without charge, upon written request, a copy of Symantec’s Annual Report on Form 10-K for fiscal year 2011, including the financial statements, schedule and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Symantec Corporation
350 Ellis Street
Mountain View, California 94043
Attn: Investor Relations

The Annual Report is also available at www.symantec.com.

“Householding” — Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are Symantec stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (800) 542-1061, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Symantec will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report and other proxy materials, you may write or call Symantec’s Investor Relations department at 350 Ellis Street, Mountain View, California 94043, Attn: Investor Relations, telephone number (650) 527-5523.

Any stockholders who share the same address and currently receive multiple copies of Symantec’s Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or Symantec’s Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

The Board does not presently intend to bring any other business before the meeting and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

SYMANTEC CORPORATION
2000 DIRECTOR EQUITY INCENTIVE PLAN
(as amended and restated on April 26, 2011
and subject to stockholder approval)
1. Purpose. The purpose of this Symantec Corporation 2000 Directors Equity Incentive Plan (the “Plan”) is to provide members of the Board of Directors (the “Board”) of Symantec Corporation (the “Company”) with an opportunity to receive common stock of the Company for all or a portion of the retainer payable to each director of the Company (the “Retainer”).
2. Stock Issuance. Subject to the approval of this Plan by the stockholders of the Company, any or all of the Retainer payable to each director of the Company, currently set at $50,000 per year, may be payable in the form of an award of unrestricted, fully-vested shares of common stock of the Company (the “Stock”).
3. Election by Directors. Each Director shall, at the first meeting of the Board held after stockholder approval of this Plan and thereafter at the first meeting of the Board held in each fiscal year beginning with fiscal year 2002, elect to receive up to all of the Retainer payable to such director in the form of Stock. Each director shall specify what portion, from 0% to 100%, of the Retainer shall be paid to such director in Stock; provided, that if no election is made by a director at such meeting, such director shall be deemed to have elected to receive 50% of the Retainer in Stock.
4. Amount of Stock. The number of shares of Stock to be issued each year to each director pursuant to this Plan shall be the portion, if any, of the Retainer for such year which the director has elected (or deemed to have elected) to be paid in Stock, divided by the fair market value of the common stock of the Company on the date such election is made (or deemed to have been made) by such director (the “Fair Market Value”).
5. Number of Shares. The total number of shares reserved for issuance under the Plan shall be 200,000 shares of common stock. In the event that the number of outstanding shares of the Company’s common stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (a) the number of shares reserved for issuance under this Plan, and (b) the Stock subject to outstanding awards under this Plan, will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and compliance with applicable securities laws; provided, however, that fractions of a share of Stock will not be issued but will either be replaced by a cash payment equal to the Fair Market Value of such fraction of a share or will be rounded up to the nearest whole share, as determined by the Administrator (defined below).
6. Administration of Plan. This Plan shall be administered by the Board or by a committee of at least two Board members to which administration of the Plan is delegated by the Board (in either case, the “Administrator”). The Administrator shall ratify and approve all awards of Stock to the directors pursuant to this Plan. All questions of interpretation, implementation, and application of this Plan shall be determined by the Administrator. Such determinations shall be final and binding on all persons.
7. Amendment to the Plan. The Board may at any time amend, alter, suspend or discontinue this Plan. No amendment, alteration, suspension or discontinuance shall require shareholder approval unless such amendment would increase the number of shares of Stock issuable under this Plan.

SYMANTEC CORPORATION
350 Ellis Street
Mountain View, CA 94043
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	For	Against	Abstain
1a.	Stephen M. Bennett	☐	☐	☐
1b.	Michael A. Brown	☐	☐	☐
1c.	Frank E. Dangeard	☐	☐	☐
1d.	Geraldine B. Laybourne	☐	☐	☐
1e.	David L. Mahoney	☐	☐	☐
1f.	Robert S. Miller	☐	☐	☐
1g.	Enrique Salem	☐	☐	☐
1h.	Daniel H. Schulman	☐	☐	☐
1i.	V. Paul Unruh	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2, 3 and 4:		For	Against	Abstain
2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2012 fiscal year.	☐	☐	☐

			For	Against	Abstain
3.	Approval of an amendment to our 2000 Director Equity Incentive Plan, as amended, to increase the number of authorized shares issuable thereunder by 50,000 shares.		☐	☐	☐
4.	Advisory vote on executive compensation.		☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:		1 year	2 years	3 years	Abstain
5.	Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐
The Board of Directors recommends you vote AGAINST the following proposal:			For	Against	Abstain
6.	Stockholder proposal regarding special stockholder meetings, if properly presented at the meeting.		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/ are available at www.proxyvote.com.

This Proxy is Solicited on Behalf of the
Board of Directors of Symantec Corporation
2011 Annual Meeting of Stockholders
The undersigned stockholder(s) appoint(s) Enrique Salem, James A. Beer and Scott C. Taylor, and each of them, with full power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorizes each of them to represent and to vote all of the shares of Common Stock of Symantec Corporation (“ Symantec ”) that are held of record by the undersigned as of August 26, 2011, which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Symantec to be held on October 25, 2011, at the offices of Symantec located at 350 Ellis Street, Mountain View, California, 94043, at 9:00 a.m. (Pacific time), and at any adjournments or postponements thereof.
THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN THE MANNER DESCRIBED HEREIN. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE NINE NOMINEES IDENTIFIED HEREIN TO THE BOARD OF DIRECTORS, FOR PROPOSAL 2, 3, 4, “1 YEAR” FOR PROPOSAL 5 AND AGAINST PROPOSAL 6.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
Continued and to be signed on reverse side